   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2000


                                                      REGISTRATION NO. 333-88599
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          FEDDERS NORTH AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3585                            22-2103510
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                             505 MARTINSVILLE ROAD
                        LIBERTY CORNER, NEW JERSEY 07938
                                 (908) 604-8686
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

NAME, ADDRESS AND TELEPHONE NUMBER OF        JURISDICTION OF         PRIMARY STANDARD INDUSTRY    I.R.S. EMPLOYER
        ADDITIONAL REGISTRANT                  ORGANIZATION          CLASSIFICATION CODE NUMBER  IDENTIFICATION NO.
         FEDDERS CORPORATION                     DELAWARE                       3585                 22-2572390
        505 MARTINSVILLE ROAD
  LIBERTY CORNER, NEW JERSEY 07938

                           -------------------------

                            ROBERT N. EDWARDS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              FEDDERS CORPORATION
                             505 MARTINSVILLE ROAD
                            LIBERTY CORNER, NJ 07938
                                 (908) 604-8686
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:
                              MARK C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                               FOUR TIMES SQUARE


                         NEW YORK CITY, NEW YORK 10036

                                 (212) 735-3330
                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM
      TITLE OF SECURITIES          AMOUNT TO BE         OFFERING PRICE              PROPOSED MAXIMUM               AMOUNT OF
       TO BE REGISTERED             REGISTERED         PER SECURITY(1)         AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
9 3/8% Senior Subordinated
  Notes due 2007 of Fedders
  North America, Inc.              $50,000,000               100%                      $50,000,000                $13,900(2)
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of 9 3/8% Senior
  Subordinated Notes due 2007
  of Fedders North America,
  Inc.                                  --                    --                           --                       None(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Fee previously paid.

(3) Pursuant to Rule 457(n) under the Securities Act, no separate fee is being paid with respect to the Guarantee.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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PROSPECTUS

                          [FEDDERS NORTH AMERICA LOGO]

        OFFER TO EXCHANGE ALL 9 3/8% SENIOR SUBORDINATED NOTES DUE 2007
             FOR 9 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
   AS FULLY AND UNCONDITIONALLY GUARANTEED ON A SENIOR SUBORDINATED BASIS AS
                              DESCRIBED HEREIN BY
                              FEDDERS CORPORATION
--------------------------------------------------------------------------------

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME ON MARCH 31, 2000, UNLESS WE EXTEND IT.


     We are offering a total of $50,000,000 9 3/8% Series B Senior Subordinated Notes, which are registered with the Securities and Exchange Commission, to all holders of our 9 3/8% Senior Subordinated Notes. We refer to this prospectus and the letter of transmittal that accompanies it as the exchange offer. We refer to the 9 3/8% Series B Senior Subordinated Notes being offered in the exchange offer as the new notes. We refer to the 9 3/8% Senior Subordinated Notes that can be exchanged for new notes as the old notes. We refer to the old notes and the new notes collectively as the notes.

   TERMS OF THE EXCHANGE OFFER:

   - We will issue up to $50,000,000 aggregate principal amount of new notes.


   - The exchange offer expires at 5:00 p.m., New York City time, on March 31, 2000, unless extended.


   - We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

   - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

   - We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes but you should see "Certain Federal Income Tax Considerations" on page 75 for more information.

   - We will not receive any cash proceeds from the exchange offer.

   - The terms of the new notes are substantially identical to the old notes, except that select transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

   - The old notes are, and the new notes will be, unconditionally guaranteed by Fedders Corporation.

--------------------------------------------------------------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF
    CERTAIN RISKS HOLDERS SHOULD CONSIDER BEFORE TENDERING THEIR OLD NOTES.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


               The date of this prospectus is February 22, 2000.

                            MARKET AND INDUSTRY DATA

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus or the documents incorporated by reference are forward-looking in nature. The occurrence of the events described, and the achievement of the intended results, are subject to the future occurrence of many events, some or all of which are not predictable or within our control. Therefore, actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the air conditioning industry; others are more specific to our business. Many of the significant risks are described in this prospectus, including risks associated with the seasonal and highly competitive nature of the industry, the fluctuation of the supply and in the cost of raw materials and stringent environmental regulations.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................     14
Summary Organization Chart..........     21
Use of Proceeds.....................     22
Capitalization......................     22
Selected Historical Consolidated
  Financial Information.............     23
The Exchange Offer..................     25
Business............................     32
Description of Certain
  Indebtedness......................     42

                                        PAGE
                                        ----
Description of Notes................     44
Certain Federal Income Tax
  Considerations....................     75
Plan of Distribution................     76
Legal Matters.......................     76
Independent Auditors................     76
Available Information...............     76
Incorporation of Certain Documents
  by Reference......................     77

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you in order to understand this offering or the terms of the notes. You should read carefully the entire document, including our consolidated financial statements and their related notes which are incorporated by reference in this prospectus. As used in this prospectus, unless the context otherwise requires, (1) "Fedders", "we", "our", "ours" and "us" refer to Fedders Corporation and its subsidiaries and (2) "Fedders North America" refers to Fedders North America, Inc., the issuer of the notes and a wholly owned subsidiary of Fedders Corporation, and to its subsidiaries. References in this prospectus to operations outside North America and operations of Melcor Corporation refer to operations of Fedders Corporation and not to the operations of Fedders North America. References to our "fiscal year" refer to our fiscal year ended August 31.

                                  THE COMPANY

     We are a leading global manufacturer of products for the treatment of indoor air with manufacturing bases in the United States, China and Spain. We manufacture and sell a broad line of ductless air conditioners including window, portable, through-the-wall, split and multi-split units, as well as a complete line of dehumidifiers. Through our acquisition of Trion, Inc. described below, we expanded our air treatment product line to include complementary technologies used in the manufacture of indoor air quality products including electronic air cleaners, air filters and humidifiers. We believe our principal subsidiary, Fedders North America, is the largest manufacturer of room air conditioners in the United States based on units sold. Fedders North America's products are marketed under the FEDDERS, EMERSON QUIET KOOL and AIRTEMP brand names as well as under private labels. In North America, our products are marketed primarily to national and regional retail chains and home improvement centers, and also to buying groups and distributors. Private label products are manufactured for retailers and other original equipment manufacturers (OEMs), including other air conditioner manufacturers. Outside of North America, Fedders International markets our products primarily through distributors and under private labels to other OEMs and air conditioner manufacturers.

     We believe that our share of the U.S. market for room air conditioners has increased from approximately 24% in fiscal 1994 to approximately 28% in 1998. During this same period, based primarily on Fedders North America's results, Fedders has achieved significant increases in net sales and Adjusted EBITDA. Our net sales increased from $316.5 million in fiscal 1995 to $356.0 million in fiscal 1999. Adjusted EBITDA increased from $44.1 million in fiscal 1995 to $54.6 million in fiscal 1999. These results reflect a compounded annual growth rate of 3.0% for net sales and 5.5% for Adjusted EBITDA from fiscal 1995 to fiscal 1999. Additionally, our operating income went from $37.7 million in 1995 to $40.3 million in 1999.

     We have been a leader in heat transfer technology for more than 100 years. Founded in Buffalo, NY, we originally manufactured automobile radiators and have been producing room air conditioners for more than 50 years. More recently, we have been leveraging our expertise to penetrate the much larger and expanding global market for air conditioners. As part of our recent acceleration of these efforts, in 1995, we entered into the Fedders Xinle joint venture with the Ningbo General Air Conditioner Factory of Ningbo, China. Fedders Xinle is 60% owned by Fedders. In 1998, we entered into a 50-50 manufacturing joint venture with Bosch-Siemens Hausgerate GmbH of Germany, Europe's second-largest appliance manufacturer. The joint venture is manufacturing portable room air conditioners in Estella, Spain. Products manufactured at both joint venture facilities are marketed by Fedders International to export markets around the world and by Fedders North America to the North American market. This global expansion enhances our manufacturing, sales and marketing flexibility in the United States and abroad.

COMPETITIVE STRENGTHS AND COMPANY STRATEGY

     Our strategy is to continue to capitalize on our competitive strengths, including the following:

     LOW COST PRODUCER. We believe that we are positioned as the low cost producer in the United States. Significant cost savings achieved since 1993 were a key factor in increasing gross margins from 17.5% to 23.8% and operating margins from 1.2% to 11.3% from fiscal 1993 to fiscal 1999. We have achieved significant cost reductions by:

     - emphasizing global sourcing of components and raw materials to reduce costs and ensure quality;

     - continuously improving manufacturing efficiencies and reducing product cost through design improvements, based in part on our expertise in heat transfer technology;

     - minimizing fixed costs while maximizing production flexibility, through outsourcing and the elimination of redundant management and operational and administrative departments; and

     - focusing on low labor costs and flexible manufacturing, allowing us to manage variable costs in response to fluctuations in demand for our products.

The direct labor cost component of our products is generally lower than the cost of freight and duty to import air conditioners into the United States from many offshore locations, resulting in favorable price comparisons with imported goods.

     HIGH QUALITY PRODUCTS WITH STRONG MULTIPLE BRANDS. We manufacture a broad line of ductless air conditioners that includes window, portable, through-the-wall, split and multi-split units to meet a broad range of global consumer preferences. We believe that we have developed a reputation among our customers and consumers for producing high quality products at competitive prices. The FEDDERS, EMERSON QUIET KOOL and AIRTEMP brands each has a long history and is well known in the U.S. marketplace. We also manufacture on a private label basis, in various sizes, a portion of the room air conditioners sold by other global OEMs. All of our principal U.S. manufacturing facilities have received the highest level of quality certification, ISO 9001, from the International Standards Organization for our quality management systems. Fedders Xinle has received ISO 9002 certification.

     STRONG RELATIONSHIPS WITH LEADING RETAILERS. Beginning in the early 1990s, we recognized a significant shift in the U.S. market for room air conditioners as major regional and national retailers began replacing wholesale distributors as the primary customers for our products. We believe that we have distinguished Fedders from its competitors by effectively penetrating this rapidly growing customer base and by working closely with our customers to improve their marketing of our products. We estimate that leading retailers currently represent more than 50% of the total room air conditioner market in the United States.

     ACCURATE-RESPONSE MANUFACTURING AND JUST-IN-TIME DELIVERY. During the 1990s, we have reengineered our manufacturing processes and distribution systems in order to meet the delivery requirements, including "in-season" orders, of our major retailing customers who increasingly sought to minimize their inventories. For example, in 1996, we acquired Rotorex, which had been our principal supplier of compressors for use in our products for 25 years. This captive supply of compressors is critical to our accurate-response manufacturing and just-in-time delivery of our seasonal products. We believe that our accurate-response manufacturing capability, which allows us to adjust both total production quantities and product mix on a timely basis, has been a key factor in Fedders' ability to gain market share from its competitors.

     PRODUCT FOCUS. We have focused on manufacturing and selling products utilizing heat transfer technology for over 100 years. During the past 50 years, our primary product line has been room air conditioners. More recently, we have begun to accelerate our efforts to complement our core room air conditioner product line with synergistic offerings while maintaining our core focus on air treatment products. For example, the Trion acquisition described below provides an opportunity to expand into the indoor air quality market where we can capitalize on our extensive air treatment expertise and established global marketing and distribution channels. Many of our competitors produce a broad range of consumer products, and as a result, we believe these competitors have historically given less attention to the development and expansion of air treatment technologies. Air treatment has been and continues to be our primary business focus which we believe enables us to be more responsive to our customers' needs and changing industry environment.

RECENT DEVELOPMENT

     On July 12, 1999, Fedders entered into an agreement to acquire Trion, Inc. (NASDAQ: TRON), a North Carolina-based designer, manufacturer and distributor of equipment to improve indoor air quality in cleanroom, residential, commercial and industrial environments, for aggregate consideration of $48.9 million, including acquired indebtedness. On August 11, 1999 we successfully completed a cash tender offer to purchase the outstanding shares of common stock of Trion at a price of $5.50 per share. Approximately 89% of the issued and outstanding common stock was tendered. On November 12, 1999, Trion merged into a wholly owned subsidiary of Fedders Corporation. Since the completion of the Trion merger, the non-European business of Trion has become a wholly owned subsidiary of Fedders North America and the European business of Trion has become a wholly owned subsidiary of Fedders.

     Trion markets its products to a broad customer base that includes microelectronics, semiconductor, and medical products manufacturers, hospitals, building contractors, heating equipment manufacturers, retailers and the United States Navy. Trion's extensive product line includes electronic air cleaners, humidifiers, dust collectors and filters that provide ultra-clean air environments, remove contaminants and humidify the air. We believe that Trion's products will benefit from our global sourcing capabilities and marketing expertise with significant potential for international growth. Certain product lines will also benefit from our well-established retail distribution channels in the United States. We will benefit from Trion's residential product line sales, which are counterseasonal to Fedders' North American air conditioner and dehumidifier sales. Air cleaner sales peak in winter months, as do humidifier sales.

INDUSTRY

U.S. ROOM AIR CONDITIONER MARKET

     The U.S. room air conditioner market is the third largest in the world with average annual sales of 3.7 million units for the last 10 calendar years. The industry has experienced significant consolidation with a reduction from 18 major domestic manufacturing operations in 1975 to five in 1999.

     Sales of room air conditioners in the domestic market vary from year to year according to the weather. This weather also affects shipments in the following year due to above or below normal pipeline inventory. We believe that demand is principally driven by the replacement market. Unlike major household appliances and central air conditioning systems, the sale of room air conditioners is not dependent on the construction of new homes.

INTERNATIONAL ROOM AIR CONDITIONER MARKET

     Fedders believes that in 1998 the international market for room air conditioners outside the United States was approximately five times the size of the U.S. market, based on the number of units sold. After accelerating for several years, demand for air conditioners outside of North America decreased in 1997 due to the international financial crisis, particularly in Asia. International demand grew slightly in 1998 and is expected to resume its rapid growth as international economies recover and average disposable income in populous nations in hot weather climates increases.

INDOOR AIR QUALITY MARKET

     The global indoor air quality industry is estimated to have exceeded $3.0 billion in 1998 and favorable long-term industry growth is expected due to current industry dynamics. Comparative risk studies performed by the United States Environmental Protection Agency have consistently ranked air pollution among the top five environmental risks to the public. EPA studies have demonstrated that indoor air can be two to five times, and occasionally more than 100 times, more polluted than outdoor air. Indoor air pollution may contribute to illness and is a serious concern for people with medical conditions such as asthma and allergies. In addition to health concerns, increasing requirements for "pure" components utilized in high-performance end products (e.g., semiconductors in computers) drive demand for indoor air quality products to ensure clean manufacturing environments.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks. You should carefully consider the discussion of risks beginning on page 14 and the other information included in this prospectus prior to making an investment in the notes.

                               THE EXCHANGE OFFER

Old Notes.....................   $50,000,000 aggregate principal amount of
                                 9 3/8% Senior Subordinated Notes due 2007, which were issued on August 24, 1999.

New Notes.....................   We are offering up to $50,000,000 aggregate
                                 principal amount of 9 3/8% Series B Senior
                                 Subordinated Notes due 2007 in an offering which has been registered under the Securities
                                 Act. The terms of the new notes are
                                 substantially identical to those of the old notes, except that certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes.
                                 In addition, old note holders will be entitled to receive liquidated damages with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) in an amount equal to $.05 per week per $1,000 principal amount of old notes held by such holders. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration
                                 Defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of old notes. See the section of the prospectus entitled
                                 "Description of the Notes--Registration Rights;
                                 Liquidated Damages" for more information.

Exchange Offer................   We are offering to issue the new notes in
                                 exchange for a like principal amount of the old notes. The old notes were not registered with the Commission. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions pursuant to Rule 144A under the Securities Act. You may tender your old notes by following the procedures stated in the section of this prospectus entitled "The
                                 Exchange Offer."

Resales.......................   Based on interpretations by the staff of the
                                 Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

                                      - you are an "affiliate" (as defined in
                                        Rule 405 under the Securities Act) of
                                        our company;

                                      - you are not acquiring the new notes in
                                        the exchange offer in the ordinary
                                        course of your business;

                                      - you have an arrangement or understanding
                                        with any person to participate in the
                                        distribution (as defined in the
                                        Securities Act) of the new notes you
                                        will receive in the exchange offer; or

                                      - you are a broker-dealer that receives
                                        new notes for its own account in the
                                        exchange offer in exchange for old
                                       notes that were acquired as a result of
                                       market-making or other trading
                                       activities.

                                 If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes.


Tenders; Expiration Date......   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on March 31, 2000, unless we extend it. By tendering your old notes, you represent to us:


                                      - that you are not an "affiliate" (as
                                        defined in Rule 405 under the Securities
                                        Act) of our company;

                                      - that any new notes you receive in the
                                        exchange offer are being acquired by you in the ordinary course of your business;

                                      - that, at the time of commencement of the
                                        exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the new notes in violation of the Securities Act;

                                      - if you are not a broker-dealer, that you
                                        are not engaged in, and do not intend to engage in, the distribution (as defined in the Securities Act) of the new notes; and

                                      - if you are a broker-dealer, that you
                                        will receive the new notes for your own
                                        account in exchange for old notes that
                                        were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the section of this prospectus entitled "Plan of
                                        Distribution."


Withdrawal; Non-Acceptance....   You may withdraw any old notes tendered in the
                                 exchange offer at any time prior to 5:00 p.m., New York City time, on March 31, 2000. If we decide for any reason not to accept any old notes for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The
                                 Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository
                                 Trust Company. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old
                                 Notes" and "The Exchange Offer--Withdrawal
                                 Rights."


Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read the section of this prospectus entitled "The
                                 Exchange Offer--Conditions to the Exchange
                                 Offer" for more information regarding
                                 conditions to the exchange offer.

Guaranteed Delivery
Procedures....................   If you are a registered holder of the old notes
                                 and wish to tender your old notes in the exchange offer, but (1) the old notes are not immediately available, (2) time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer, you may tender old notes by following the procedures described below under the section of this prospectus entitled "The Exchange
                                 Offer--Guaranteed Delivery Procedures."

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose old notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Certain Federal Income Tax
  Considerations..............   Your exchange of old notes for new notes
                                 pursuant to the exchange offer will not result in any gain or loss to you for federal income tax purposes. See "Certain Federal Income Tax
                                 Considerations."

Use of Proceeds...............   We will receive no proceeds from the exchange
                                 offer.

Exchange Agent................   State Street Bank and Trust Company is the
                                 exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The
                                 Exchange Offer--Exchange Agent" of this
                                 prospectus.

Shelf Registration
Statement.....................   Under select circumstances, some holders of old
                                 notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer) may require us to file, and cause to become effective, a shelf registration statement under the Securities Act which would cover resales of old notes by these holders.
                                 See the section of the prospectus entitled
                                 "Description of Notes--Registration Rights;
                                 Liquidated Damages."

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer set forth in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. Under certain circumstances, however, holders of old notes (including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer) may require us to file and cause to become effective a shelf registration statement which would cover resales of old notes by their holders. See the sections of the prospectus entitled "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of Notes--Registration Rights; Liquidated Damages."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and the old notes are identical in all material respects, except that certain transfer restrictions and registration rights relating to the old notes do not apply to the new notes. In addition, old note holders will be entitled to receive liquidated damages with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) in an amount equal to $.05 per week per $1,000 principal amount of old notes held by such holders. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of old notes. See the section of the prospectus entitled "Description of Notes--Registration Rights; Liquidated Damages."

Issuer........................   Fedders North America, Inc.

Securities Offered............   $50,000,000 aggregate principal amount of
                                 9 3/8% Senior Subordinated Notes due 2007.

Maturity Date.................   August 15, 2007.

Interest Payment Dates........   The notes will bear interest at the rate of
                                 9 3/8% per annum, payable semiannually in cash in arrears on February 15 and August 15 of each year, commencing February 15, 2000.

Guarantee.....................   Fedders Corporation, of which Fedders North
                                 America is a wholly owned subsidiary, will fully and unconditionally guarantee the notes on a senior subordinated basis. See
                                 "Description of Notes--Guarantee."

Optional Redemption...........   Fedders North America may redeem the notes, in
                                 whole or in part, on or after August 15, 2002, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest.
                                 In addition, before August 15, 2000, Fedders
                                 North America may redeem up to 30% of the notes at 109.375% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain sales of common equity; provided at least 70% of the original aggregate principal amount of the notes remains outstanding immediately after such redemption.
                                 See "Description of Notes--Redemption of
                                 Notes--Optional Redemption."

Change of Control.............   Upon the occurrence of certain change of
                                 control events, each holder may require Fedders
                                 North America to repurchase all or a portion of the notes at 101% of the principal amount thereof, plus accrued and unpaid interest. See
                                 "Description of Notes--Change of Control."


Ranking.......................   The notes will be subordinated to all of
                                 Fedders North America, Inc.'s existing and future senior indebtedness, and equal or senior to any of Fedders North America, Inc.'s other existing or future indebtedness. The guarantee will be subordinated to all of Fedders
                                 Corporation's existing and future senior indebtedness to the same extent that the notes are subordinated to Fedders North America, Inc.'s senior indebtedness, and the guarantee will be equal or senior to any of Fedders
                                 Corporation's other existing or future
                                 indebtedness. The notes and the guarantee will also be effectively subordinated to the existing and future indebtedness of the subsidiaries of Fedders North America, Inc. and
                                 Fedders Corporation. As of November 30, 1999:



                                      - Fedders North America, Inc. (other than
                                        its subsidiaries) had total debt, other
                                        than the notes, of $103.0 million (net
                                        of $0.4 million discount), $3.3 million
                                        of which was senior indebtedness (in
                                        addition to unused commitments of $100.0 million under its revolving credit facility);


                                      - Fedders Corporation had total debt,
                                        other than the guarantee, of $99.6
                                        million (net of $0.4 million discount),
                                        representing its guarantee of Fedders
                                        North America's existing senior
                                        subordinated notes, none of which was
                                        senior indebtedness;


                                      - subsidiaries of Fedders Corporation
                                        (other than Fedders North America and
                                        its subsidiaries) had $6.7 million of
                                        outstanding indebtedness; and



                                      - subsidiaries of Fedders North America,
                                        Inc. had $5.1 million of outstanding
                                        indebtedness (in addition to obligations under Fedders North America's revolving credit facility, the entire availability of which was unused).


Certain Covenants.............   The indenture governing the notes will contain
                                 covenants that will, among other things, limit the ability of Fedders North America and the ability of certain of its subsidiaries to:

                                      - incur additional indebtedness or issue
                                        preferred stock;

                                      - repay certain other indebtedness;

                                      - pay dividends on, redeem or repurchase
                                        their capital stock;

                                      - sell assets;

                                      - engage in certain transactions with
                                        affiliates;

                                      - enter into sale and leaseback
                                        transactions;

                                      - create certain liens; and

                                      - consolidate, merge or sell all or
                                        substantially all of the assets of
                                        Fedders North America.

                                 All of these limitations are subject to
                                 important exceptions and qualifications
                                 described under "Description of Notes--Certain Covenants."

                                 The indenture does not contain covenants restricting Fedders or any of its subsidiaries other than Fedders North America and its subsidiaries.

Use of Proceeds...............   We will receive no proceeds from the offering
                                 of the new notes upon consummation of the exchange offer. The net proceeds from the offering of the old notes were used primarily to replenish cash used in connection with the Trion acquisition. See "Use of Proceeds."

Certain Federal Income
  Tax Considerations..........   The old notes were issued with "original issue
                                 discount." The amount of the original issue discount was equal to the excess of the stated redemption price at maturity of the old notes
                                 (i.e., the principal amount) over their issue price. A holder must include the original issue discount in gross income as ordinary interest income as it accrues on a constant yield method, in advance of the receipt of the cash representing that income. See "Certain Federal
                                 Income Tax Considerations."

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The following table shows summary historical consolidated financial information of Fedders. The historical financial information has been derived from the audited (for amounts as of and for the years ended August 31) and unaudited (for amounts as of and for the three months ended November 30) consolidated financial statements and related notes incorporated by reference in this prospectus. You should read this information together with those financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation" which is also incorporated by reference in this prospectus. Summarized historical consolidated financial information of Fedders as of August 31, 1995 and 1996 and for each of the years then ended has been derived from audited consolidated financial statements which do not appear in the documents incorporated by reference in this prospectus.



                                                                                                         THREE MONTHS
                                                                                                            ENDED
                                                       FISCAL YEAR ENDED AUGUST 31,                      NOVEMBER 30
                                         --------------------------------------------------------    --------------------
                                           1995        1996        1997        1998        1999        1998
                                                          (DOLLARS IN THOUSANDS)                                   1999
STATEMENTS OF OPERATIONS DATA:
  Net sales............................  $316,494    $371,772    $314,100    $322,121    $355,956    $ 25,702    $ 44,683
  Gross profit.........................    67,125      83,028      70,076      69,770      84,591       6,592      13,425
  Selling, general and administrative
    expenses...........................    29,472      32,040      38,347      40,210      41,233       8,970      13,269
  Restructuring expense(1).............        --          --          --      16,750       3,100          --          --
  Operating income (loss)..............    37,653      50,988      31,729      12,810      40,258      (2,378)        (11)
  Net interest expense.................     1,962         952       3,430       8,610       9,684       2,027       2,991
  Income tax (benefit).................     6,187      19,108      10,103       1,611      10,262      (1,569)       (983)
  Net income (loss)....................    29,504      31,158      18,764       2,992      20,724      (2,935)     (2,133)

OTHER DATA:
  Adjusted EBITDA(2)...................  $ 44,143    $ 57,796    $ 42,232    $ 41,757    $ 54,613         (87)      3,038
  Net cash provided by (used in)
  operating activities.................    44,587      40,835      (9,305)     38,824      51,942     (42,233)    (65,638)
  Net cash provided by (used in)
  investing activities.................    (8,520)     (6,508)     (8,808)     (9,997)    (48,778)     (2,795)       (253)
  Net cash provided by (used in)
  financing activities.................   (13,229)     (1,739)     38,211     (48,234)     23,359      (5,973)     (1,455)
  Depreciation and amortization........     7,519       6,578       9,935       9,263      10,279       2,390       3,163
  Capital expenditures(3)..............     9,041       7,043       9,236       8,497       9,378       2,573         619
  Gross profit margin..................      21.2%       22.3%       22.3%       21.7%       23.8%       25.6%       30.0%



                                                                   AS OF
                                                                NOVEMBER 30,
                                                                    1999
                                                                (DOLLARS IN
                                                                 THOUSANDS)
                                                              ----------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $ 50,163
  Working capital...........................................       103,920
  Total assets..............................................       350,003
  Long-term debt (including current portion)................       158,366
  Total stockholders' equity................................       104,299

------------------------------

(1) In January 1998, Fedders announced a plan to restructure its operations, which resulted in Fedders recording a one-time expense totaling $16.8 million in the second fiscal quarter ended February 28, 1998. The charge consisted of machinery and equipment write-downs ($5.6 million); an amount for machinery and equipment and other lease terminations, primarily related to outsourcing ($4.9 million); personnel-related costs, primarily related to outsourcing ($3.8 million); and administrative facility closing costs ($2.5 million). In August 1999, Fedders added to the 1998 restructuring by arranging to out source to Taiwan and China all of the pumps used in the manufacture of its Rotorex compressors ($3.1 million). See note 2 to the Fedders audited consolidated financial statements incorporated by reference in this prospectus.

(2) Adjusted EBITDA represents income before income taxes plus net interest expense, depreciation and amortization (excluding amortization of debt discounts and deferred financing costs) and certain one-time charges. While Adjusted EBITDA should not be construed as a substitute for operating income, or as an alternative measure of liquidity to cash flow from operating activities, both of which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of Fedders and Fedders North America to meet future debt service, capital expenditure and working capital requirements. In addition, Fedders and Fedders North America believe that certain investors find Adjusted EBITDA to be a useful tool for measuring the ability of Fedders and Fedders North America to service its debt. Adjusted EBITDA is not necessarily a measure of Fedders' or Fedders North America's ability to fund cash needs. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The amounts shown for Adjusted EBITDA exclude one-time charges for restructuring and early retirement as follows:

                                                                 FISCAL YEAR ENDED
                                                                    AUGUST 31,
                                                              -----------------------
                                                                 1998         1999
                                                              (DOLLARS IN THOUSANDS)
Fedders North America.......................................   $17,381       $3,100
Other Fedders companies.....................................     2,260           --
                                                               -------       ------
Fedders.....................................................   $19,641       $3,100
                                                               =======       ======

------------------------------
(3) Fiscal 1995 amount includes the buyout of $1.8 million of equipment under lease.

(4) Fedders North America is a wholly owned subsidiary of Fedders. The following table shows historical financial information of Fedders North America, which has been derived from the supplemental condensed consolidating financial statements appearing in note 13 to the Fedders audited consolidated financial statements and note E to the Fedders unaudited interim consolidated financial statements which are incorporated by reference in this prospectus. You should read this table together with those financial statements. Note references in the following table are to the notes preceding this note.



                                                                                         THREE MONTHS ENDED
                                       FISCAL YEAR ENDED AUGUST 31,                         NOVEMBER 30,
                         --------------------------------------------------------       --------------------
                           1995        1996        1997        1998        1999           1998        1999
                                                       (DOLLARS IN THOUSANDS)
STATEMENTS OF
  OPERATIONS DATA:
  Net sales............  $311,363    $356,392    $271,874    $289,412    $326,793       $ 18,178    $ 36,624
  Gross profit.........    65,770      79,475      65,004      63,232      79,635          5,139      12,436
  Restructuring
    expense............        --          --          --      15,360       3,100             --          --
  Operating income.....    39,225      54,208      38,874      21,479      45,253          1,639       2,485

OTHER DATA:
  Adjusted EBITDA(2)...  $ 45,316    $ 60,279    $ 46,721    $ 46,000      55,343       $  3,539    $  3,685
  Net cash provided by
    (used in) operating
    activities.........    41,805      36,073      12,694      43,320    $ 56,243        (35,246)    (66,561)
  Net cash provided by
    (used in) investing
    activities.........    (4,807)     (4,448)     (6,750)     (5,351)    (45,113)        (2,283)       (619)
  Net cash provided by
    (used in) financing
    activities.........   (36,998)    (31,625)     (5,944)    (31,955)     58,948         37,528      (2,771)
  Capital
    expenditures(3)....     4,286       4,983       7,131       6,541       5,713          2,300       1,700
  Gross profit
    margin.............      21.1%       22.3%       23.9%       21.8%       24.4%          28.3%       34.0%



                                                                  AS OF NOVEMBER 30,
                                                                  ------------------
                                                                         1999
                                                                         (DOLLARS)IN
                                                                           THOUSANDS
BALANCE SHEET DATA:
  Cash and cash equivalents...............................             $  6,141
  Working capital.........................................               41,695
  Total assets............................................              251,342
  Long-term debt (including current portion)..............              155,715
  Total stockholders' equity..............................               23,484

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus before deciding to tender your old notes in the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your old notes in the exchange offer, are generally applicable to both the old notes and the new notes.

     THERE ARE CONSEQUENCES SHOULD YOU CHOOSE NOT TO EXCHANGE YOUR OLD NOTES.

     If you do not exchange your old notes for the new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Old Notes."

     SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES IS JUNIOR TO ALL OF FEDDERS NORTH AMERICA, INC.'S SENIOR INDEBTEDNESS AND POSSIBLY ALL OF ITS FUTURE BORROWINGS. THE GUARANTEE BY FEDDERS CORPORATION IS JUNIOR TO ALL OF ITS SENIOR INDEBTEDNESS AND POSSIBLY ALL OF ITS FUTURE BORROWINGS.


     The notes will be general unsecured obligations of Fedders North America, Inc. Payments on the notes will be subordinated in right of payment to all existing and future senior indebtedness of Fedders North America, Inc. Payments under the guarantee of the notes by Fedders Corporation will be subordinated in right of payment to all existing and future senior indebtedness of Fedders Corporation. As of November 30, 1999, the aggregate principal amount of senior indebtedness of Fedders North America, Inc. to which the notes were subordinated was approximately $3.3 million and there was no senior indebtedness of Fedders Corporation to which its guarantee was subordinated. The notes and the guarantee will also rank equal in right of payment to other existing and future senior subordinated indebtedness of Fedders North America, Inc. and Fedders Corporation. As of November 30, 1999, Fedders North America, Inc. and Fedders Corporation had outstanding $99.6 million (net of $0.4 million discount) of senior subordinated indebtedness, representing Fedders North America, Inc.'s existing senior subordinated notes and Fedders Corporation's guarantee of those notes.


     The indenture permits, subject to limitations, the incurrence by Fedders North America and its restricted subsidiaries of additional indebtedness, some or all of which may be senior indebtedness. The indenture will not limit the ability of Fedders and its subsidiaries (other than Fedders North America and its subsidiaries) to incur additional indebtedness, some or all of which may be senior indebtedness. By reason of the subordination provisions of the indenture, in the event of the liquidation or insolvency of Fedders North America or Fedders, other creditors who are holders of senior indebtedness must be paid in full before payment of amounts due on the notes or the guarantee. Accordingly, there may be insufficient assets remaining to pay amounts due on the notes or the guarantee. In addition, the notes will not be secured by any of our assets. Therefore, lenders under Fedders North America's revolving credit facility which is secured by substantially all of our assets will be entitled to exercise remedies available to a secured lender with respect to those assets.

     In addition, the indenture restricts the ability of Fedders North America and Fedders to make any payments on the notes or the guarantee if they are in default on specified designated senior indebtedness.


     Fedders North America's and Fedders' other subsidiaries have and may in the future incur indebtedness. Holders of this indebtedness will have a claim against the assets of these subsidiaries that will rank ahead of any claim of the holders of the notes and the guarantee. As of November 30, 1999, subsidiaries of Fedders (other than Fedders North America and its subsidiaries) had $6.7 million of outstanding indebtedness and subsidiaries of Fedders North America had $5.1 million of outstanding indebtedness (in addition to obligations under Fedders North America's revolving credit facility, the entire availability of which was unused).


     SEASONALITY--OUR BUSINESS IS SIGNIFICANTLY AFFECTED BY SEASONAL FACTORS AND IS DEPENDENT ON SUMMER WEATHER CONDITIONS.

     Our operating results and financial condition are currently principally dependent on the manufacture and sale of room air conditioners. The demand for room air conditioners is highly seasonal in our primary North American markets. Seasonally low sales volume is insufficient to offset fixed costs, resulting in operating losses at certain times of the year. In addition, our working capital needs are seasonal and we draw on our lines of credit to the greatest extent early in the calendar year.

     Fedders North America's business is primarily dependent on the demand for room air conditioners in North America. As a result, unseasonably cool temperatures during the summer in principal domestic markets have an adverse effect on our industry and on our operations. While a cool summer in several major markets in a given year would likely result in reduced sales and earnings for a single fiscal year, consecutive cool summers in such major markets could have a material adverse effect on our business.

     DEPENDENCE ON PRINCIPAL CUSTOMERS--OUR BUSINESS DEPENDS ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF LARGE CUSTOMERS.

     Our two largest customers account for a significant portion of Fedders' net sales. In 1999, each of these customers accounted for 29% of net sales. In 1998, one customer accounted for 30% of net sales and a second customer accounted for 27% of net sales. In 1997, one customer accounted for 27% of net sales and a second customer accounted for 19% of net sales. While we have done business with most of our principal customers for a number of years, agreements with principal customers are reached annually and are based on purchase orders. We cannot assure you that sales to principal customers will continue at current levels. Further, continuation of the relationships depends on the customers' satisfaction with the price, quality and delivery of our products. The loss of, or a reduction in purchase levels by, a significant customer which we are unable to replace with new orders would have a material adverse effect on our business.

     ACQUISITION RISKS--OUR FAILURE TO SUCCESSFULLY INTEGRATE TRION OR FUTURE ACQUISITIONS INTO OUR OPERATIONS COULD ADVERSELY AFFECT US.

     We believe that we can realize significant benefits from the successful integration of Trion. However, we may not be able to maintain or increase the profitability of Trion and we may not be able to successfully integrate Trion into our operations. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which may be material. We may finance future acquisitions with internally generated funds, bank borrowings, issuances of debt or equity securities, or a combination of the foregoing. If we complete acquisitions, we will encounter various associated risks. These risks include the possible inability to integrate an acquired business into our operations, increased goodwill amortization, diversion of management's attention, and unanticipated problems or liabilities. Some of these risks could result in a material adverse effect on our financial condition or operating results.

     COMPETITION--OUR BUSINESS IS HIGHLY COMPETITIVE WHICH COULD ADVERSELY AFFECT FEDDERS.

     Our industry is highly competitive and the principal market in which we participate is mature. Our competitors include a number of domestic and foreign manufacturers of air conditioners and other appliances. Many of these competitors are substantially larger and have greater financial resources than us. Competitive factors could require price reductions or increased spending on product development, marketing and sales that could adversely affect our profit margins.

     RESTRICTIVE COVENANTS--OUR DEBT INSTRUMENTS CONTAIN VARIOUS COVENANTS WHICH LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS AND COULD RESULT IN DEFAULTS.

     Fedders North America's revolving credit facility and the indentures governing its existing senior subordinated notes and the notes we are now offering contain various restrictive covenants that, among other things, limit our ability to:

     - pay dividends or make certain other restricted payments;

     - incur additional indebtedness;

     - encumber or sell assets;

     - enter into transactions with affiliates;

     - enter into certain guarantees of indebtedness;

     - make restricted investments;

     - merge or consolidate with any other entity; and

     - transfer or lease all or substantially all of our assets.

The revolving credit facility also requires Fedders to satisfy certain financial condition tests. Our ability to meet those tests can be affected by events beyond our control. We cannot assure you that we will be able to meet those tests. A breach of any of the restrictive covenants could result in a default under the debt instruments. In the event of a default, the lenders generally could elect to declare all amounts outstanding to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against our assets to satisfy these obligations. If the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay the notes in full. In addition, substantially all of our assets are pledged as security under the revolving credit facility.

     LEVERAGE AND DEBT SERVICE--OUR SUBSTANTIAL INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     As of November 30, 1999, Fedders North America's total consolidated indebtedness was approximately $158.0 million, representing 87.1% of its total capitalization. This leverage could have important consequences for us. For example:


     - our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or such financing may not be on favorable terms;

     - a portion of our cash flow will be used to pay interest expense and under certain conditions to repay indebtedness, which will reduce the funds that would otherwise be available for operations and future business opportunities;

     - a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

     - we may be more highly leveraged than our competitors, placing us at a competitive disadvantage; and

     - our leverage may make us more vulnerable to a downturn in our business or the economy generally.

     Fedders North America's ability to pay interest and principal on the notes and to satisfy its other debt obligations will depend upon its future operating performance. This performance will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We cannot assure you that we will have adequate cash available to make required principal and interest payments.

     WORKING CAPITAL REQUIREMENTS--OUR WORKING CAPITAL REQUIREMENTS FLUCTUATE BECAUSE OF THE SEASONAL NATURE OF OUR BUSINESS. UNAVAILABILITY OF NEEDED WORKING CAPITAL COULD ADVERSELY AFFECT US.

     Because of the seasonal nature of our business, working capital requirements are significantly higher at certain times of the year. If amounts required to fund Fedders North America's working capital requirements are not available from Fedders or under Fedders North America's revolving credit facility, Fedders North America would need to seek an increase in the borrowing limit under its revolving credit facility or an alternative source of working capital. Additional working capital may not be available on satisfactory terms. Unavailability of needed working capital could have a material adverse effect on our business and operating results.

     CHANGE OF CONTROL PROVISIONS--WE MAY NOT BE ABLE TO MAKE A CHANGE OF CONTROL OFFER TO REPURCHASE THE NOTES AS REQUIRED BY THE INDENTURE.

     In the event of a change of control as defined in the indenture, Fedders North America will be required to offer to repurchase all of the outstanding notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest. Similar repurchase obligations exist under our other debt instruments. The exercise by the holders of the notes of their right to require Fedders North America to repurchase the notes on a change of control could also cause a default under other indebtedness because of the financial effect of such repurchase, even if the change of control itself does not cause a default. The ability to pay cash to the holders of the notes on a repurchase may be limited by Fedders North America's then existing financial resources. We cannot assure you that in the event of a change of control Fedders North America will have access to sufficient funds or will be permitted under the terms of its existing and future debt instruments to pay the required purchase price for all the notes tendered by holders. In addition, certain important corporate events, such as a leveraged recapitalization that could substantially increase the levels of our indebtedness, would not constitute a change of control under the indenture.

     CONTROL BY PRINCIPAL STOCKHOLDERS--FEDDERS IS CONTROLLED BY THE GIORDANO FAMILY WHICH MAY HAVE DIFFERENT INTERESTS THAN THOSE OF THE HOLDERS OF THE NOTES.

     Fedders North America is a wholly owned subsidiary of Fedders. Salvatore Giordano, Sal Giordano, Jr., Joseph Giordano and members of their families beneficially own approximately 99.8% of the class B stock of Fedders. Through their holdings of class B stock, these stockholders, under certain circumstances, will have the power to:

     - elect a majority of the board of directors of Fedders and Fedders North America;

     - designate the management of Fedders and Fedders North America;

     - determine the policies of Fedders and Fedders North America; and

     - decide the outcome of significant corporate actions requiring stockholder approval.

     The interests of these stockholders may differ from those of the holders of the notes and they may cause us to act in a manner that is not in your best interests.

     DEPENDENCE ON KEY EXECUTIVES--OUR LOSS OF CERTAIN KEY MEMBERS OF MANAGEMENT OR INABILITY TO ATTRACT OTHER QUALIFIED PERSONNEL COULD NEGATIVELY IMPACT OUR BUSINESS PROSPECTS.

     We believe that our performance has been and will continue to be dependent upon the efforts of our principal executive officers. Although we have designed incentive and compensation programs to retain key employees, including options to purchase stock of Fedders, we cannot assure you that our principal executive officers will continue to be available. The loss of some or all of these principal executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

     INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS INCLUDING OUR COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT.

     Fedders has dedicated resources to participating in the international market by establishing operations in China through Fedders Xinle, a joint venture with Ningbo General Air Conditioner Factory, and in Spain through BSH and Fedders International Air Conditioning, S.A., a joint venture with an indirect subsidiary of Bosch-Siemens Hausgerate GmbH. We intend to continue such involvement through other production and joint venture agreements. International manufacturing and sales are subject to inherent risks, including:

     - labor unrest;

     - political instability;

     - restrictions on transfer of funds;

     - export duties and quotas;

     - domestic and foreign customs and tariffs;

     - current and changing regulatory environments;

     - difficulty in obtaining distribution and support; and

     - potentially adverse tax consequences.

We cannot assure you that these factors will not have a material adverse effect on Fedders' international operations or sales or upon its financial condition and operating results.

     To the extent that we conduct operations and sell products outside the United States, we are subject to the Foreign Corrupt Practices Act. This act generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or licenses or otherwise obtaining favorable treatment. We may also be liable under the act for actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries or by our strategic or local partners whom we do not control. Although we have taken precautions to comply with the act, we cannot assure you that these precautions will protect us against liability under the act. Any determination that we have violated the act could have a material adverse effect on us.

     DOING BUSINESS IN CHINA--OUR MANUFACTURING FACILITY IN CHINA IS SUBJECT TO CERTAIN RISKS RELATED TO CONDUCTING BUSINESS IN CHINA, INCLUDING THE UNCERTAIN INTERPRETATION AND ENFORCEMENT OF LAWS, REGULATIONS AND GOVERNMENT POLICES AND THE RISK OF NATIONALIZATION.

     Through our subsidiary, Fedders Investment Corporation, we operate a manufacturing facility in China. Due to the legal, political and economic uncertainties that exist in China, our subsidiary is subject to the risk of adverse interpretations and enforcement of national and local laws and regulations, the nationalization of assets by the government and changes in China's economic reform polices.

     The Chinese legal system is based on written statutes and, unlike common law systems, decided legal cases in China have little precedential value. In 1979, China began the process of developing its legal system by undertaking to promulgate a comprehensive system of laws. On December 29, 1993, the national People's Congress promulgated the Company Law of the People's Republic of China (the "Company Law"), which became effective on July 1, 1994. The Company Law, the rules and regulations promulgated under it and legal prescriptions relating to companies operating in China provide the core of the legal framework governing the corporate behavior of companies such as our subsidiary. Because these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

     In addition, our subsidiary, at times, may be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations (or the interpretation thereof), restrictions on imports and exports and sources of supply, duties or tariffs, the introduction of additional measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad and the expropriation of private enterprise. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization.

     In the five years since out subsidiary began operations in China, we have not experienced any adverse effects from our dealings with the Chinese government. However, due to the current legal, political and economic climate in China, we cannot assure you as to the effect future actions by the Chinese government may have on the operations of our subsidiary.

     RAW MATERIALS--THE UNAVAILABILITY OF AND FLUCTUATION IN THE COST OF RAW MATERIALS COULD ADVERSELY AFFECT OUR FUTURE RESULTS.

     Our operations are dependent on the supply of various raw materials, including steel, copper and aluminum, from domestic and foreign suppliers. We obtain substantially all of our supply of steel, copper and aluminum under purchase orders rather than long-term supply contracts. Although to date we have been able to obtain sufficient quantities of steel, copper and aluminum for our manufacturing processes, supply interruptions or cost increases which we are unable to pass on to our customers could adversely affect our future operating results.

     LABOR RELATIONS--OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY LABOR DISPUTES.

     Approximately 46% of our employees in the United States are represented by unions. In the past some of our operations have been the subject of labor strikes. Our collective bargaining agreements with the unions representing substantially all of the production employees in our Effingham, Illinois plant are scheduled to expire in October 2001. Our collective bargaining agreement with the union representing approximately 50 Rotorex employees is scheduled to expire in August 2005. We cannot assure you as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions, and as to the possible impact of future collective bargaining agreements on our financial condition and operating results.

     GOVERNMENT REGULATION--WE ARE SUBJECT TO VARIOUS REGULATORY LAWS THAT AFFECT OUR BUSINESS AND PRODUCTS.

     We are subject to various federal, state and local laws affecting our business. Room air conditioners are subject to federal regulations providing for minimum energy efficiency rating (EER) requirements. A combination of an efficient compressor and the design of the air conditioning system using the compressor is needed to achieve the required ratings. On September 24, 1997, the Office of Energy Efficiency and Renewable Energy of the United States Department of Energy issued a final rule under the National Appliance Energy Conservation Act. This rule revised the minimum required EERs for most classes of room air conditioners to higher levels. The new EER levels apply to covered units manufactured on or after October 1, 2000. This will require increasing the efficiency levels of certain air conditioner models to achieve the revised minimum EER levels. Future changes in government regulations which adversely affect the industry and our business could be enacted in the future.

     ENVIRONMENTAL REGULATION--A REFRIGERANT USED IN OUR PRODUCTS IS SCHEDULED TO BE PHASED OUT UNDER CURRENT ENVIRONMENTAL REGULATIONS. THE AVAILABILITY OF A COST EFFECTIVE ALTERNATIVE IS NOT ASSURED.

     The products manufactured by Fedders currently use hydrochlorofluorocarbons (HCFCs) as the refrigerant. The production of HCFCs for use in new equipment is currently scheduled to be phased out as of the year 2010 in the United States. In addition, the production of HCFCs for the servicing of existing equipment is currently scheduled to be phased out as of the year 2020 in the United States. Chemical producers are currently developing environmentally acceptable alternative refrigerants for use in room air conditioners. These alternative refrigerants are expected to be available in advance of the currently proposed phase-out deadlines for the current refrigerant. We cannot assure you that we will be able to develop cost effective products that utilize alternative refrigerants.

     FRAUDULENT TRANSFER CONSIDERATIONS--FEDERAL AND STATE STATUTES COULD UNDER CERTAIN CIRCUMSTANCES VOID GUARANTEES.

     Although laws differ among various jurisdictions, in general, under fraudulent conveyance laws, a court could subordinate or avoid any guarantee and require noteholders to return payments received from a guarantor if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

     - insolvent or was rendered insolvent because of the guarantee;

     - engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay at maturity.

     If a court avoided the guarantee of the notes by Fedders as a result of a fraudulent conveyance, or held it unenforceable for any other reason, noteholders would no longer have a claim against the guarantor and would be solely creditors of Fedders North America.

     ORIGINAL ISSUE DISCOUNT--THE ORIGINAL ISSUE DISCOUNT MAY PRESENT UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES TO YOU.

     The notes will have original issue discount for federal income tax purposes. Original issue discount, which is the difference between the stated redemption price of the notes at maturity and the issue price of the notes, will be includable in a holder's gross income as it accrues. For federal income tax purposes, each holder (regardless of its accounting method) generally must include in gross income a portion of the original issue discount in each taxable year during which a note is held in an amount equal to the original issue discount that accrues during such period, determined by using a constant yield to maturity method that reflects compounding of interest. This means that each holder will be required to include amounts in gross income without a corresponding receipt of cash attributable to such income. See "Certain Federal Income Tax Considerations."

     If a bankruptcy case under the U.S. Bankruptcy Code were commenced by or against us after the issuance of the notes, the claim of a holder of notes could be limited to exclude the amount of unamortized original issue discount, as of the relevant date, if the bankruptcy court determined that it was "unmatured interest."

     ABSENCE OF A PUBLIC MARKET--THERE IS NO CURRENT TRADING MARKET FOR THE NOTES AND THEIR RESALE MAY BE RESTRICTED.

     The new notes are new securities for which there currently is no market. Although the initial purchaser has advised us that it currently intends to make a market in the new notes, it is not obligated to do so and may discontinue the market making at any time without notice. While the old notes are eligible for trading in the PORTAL market, we do not intend to list any of the notes on any national securities exchange or to seek their admission on any other automated quotation system. Accordingly, we cannot assure you that an active market will develop for any of the notes or that any trading market for the notes will be liquid. If a liquid trading market does not develop or is not maintained, holders of the notes may be unable to sell their notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

                           SUMMARY ORGANIZATION CHART

                                  [FLOW CHART]
------------------------------
(1) Fedders North America and several of its subsidiaries manufacture and market room air conditioners and dehumidifiers primarily for sale to the North American marketplace, which includes Canada and Mexico.

(2) On November 12, 1999, Trion merged into a wholly owned subsidiary of Fedders Corporation. Since the completion of the Trion merger, the non-European business of Trion has become a wholly owned subsidiary of Fedders North America and the European business of Trion has become a wholly owned subsidiary of Fedders.

(3) Fedders International, headquartered in Singapore, markets room air conditioners, including split-type air conditioners, in the international marketplace, which includes all areas of the world other than North America. In addition, BSH and Fedders International Air Conditioning, S.A., a joint venture between Fedders International and an indirect subsidiary of Bosch-Siemens Hausgerate GmbH, manufactures portable room air conditioners for sale to North America through Fedders North America, and to all other areas of the world through Fedders International. Fedders International also operates a research and development center for developing new products for the international marketplace.

(4) Fedders Investment Corporation, through Fedders Xinle, manufactures room air conditioners for sale in China, in North America through Fedders North America, and in all other areas of the world through Fedders International.

(5) Melcor manufactures solid state heat pump modules that perform electrically the same cooling and heating functions as refrigerant-based compressors and absorption refrigerators. Melcor's customers are OEMs that primarily use the modules for cooling purposes in applications such as refrigerators, laboratory, scientific, medical and restaurant equipment, as well as telecommunications and computer equipment.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will receive old notes in like principal amount in exchange for the issuance of the new notes in the exchange offer. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

     The net proceeds that we received from the sale of the notes, after deducting fees and expenses and the initial purchaser's discount, were approximately $45.7 million. We used the proceeds of the offering to replenish:

     - approximately $39.4 million of the cash utilized in the Trion acquisition, and

     - the cash utilized to retire certain acquired company debt of approximately $6.3 million.

                                 CAPITALIZATION


     The following table shows the cash and cash equivalents, short-term borrowing and capitalization of Fedders as of November 30, 1999. You should read this together with the consolidated financial statements and the related notes incorporated by reference in this prospectus.



                                                                AS OF NOVEMBER 30,
                                                                       1999
                                                              -----------------------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................         $ 50,163
                                                                     ========
Fedders Xinle revolving credit facility(1)..................            4,012
                                                                     ========
Long-term debt (including current portion):
  9 3/8% senior subordinated notes due 2007 offered hereby,
     net of $2.3 million discount(2)........................         $ 47,652
  9 3/8% senior subordinated notes due 2007, net of $0.4
     million discount(2)....................................           99,631
  1% promissory note payable to the State of Illinois(2)....            3,265
  Capital lease obligations(2)..............................            1,967
  5% industrial revenue bond due 2011(2)(3).................            3,200
  Fedders Xinle promissory notes(4).........................            2,651
                                                                     --------
          Total long-term debt..............................          158,366
Stockholders' equity........................................          104,299
                                                                     --------
          Total capitalization..............................         $262,665
                                                                     ========


------------------------------

(1) In addition to the Fedders Xinle Revolving Credit Facility, Fedders North America has a separate facility. On July 28, 1999, Fedders North America increased its maximum borrowing availability under its revolving credit facility from $50.0 million to $100.0 million. Actual availability under the revolving credit facility is subject to a borrowing base calculation. Borrowings under this revolving credit facility are used for working capital and other general corporate purposes. At November 30, 1999, there were no outstanding balances under this credit facility. See "Description of Certain Indebtedness."


(2) These items of indebtedness represent obligations of Fedders North America.

(3) This obligation was acquired in connection with the Trion acquisition.

(4) The average annual interest rate is approximately 8%.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


     The following table shows selected historical consolidated financial information of Fedders which has been derived from and should be read together with the audited (for amounts as of August 31, 1999 and for each of the three years in the period then ended) and unaudited (for amounts as of and for the three months ended November 30) consolidated financial statements related notes thereto incorporated by reference in this prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation" which is also incorporated by reference in this prospectus. Selected historical consolidated financial information of Fedders as of August 31, 1995 and 1996 and for each of the years then ended has been derived from audited consolidated financial statements which do not appear in the documents incorporated by reference in this prospectus.



                                                                                               THREE MONTHS
                                                 FISCAL YEAR ENDED AUGUST 31,               ENDED NOVEMBER 30,
                                     ----------------------------------------------------   -------------------
                                       1995       1996       1997       1998       1999       1998       1999
                                                                    (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
  Net sales........................  $316,494   $371,772   $314,100   $322,121   $355,956   $ 25,702   $ 44,683
  Gross profit.....................    67,125     83,028     70,076     69,770     84,591      6,592     13,258
  Selling, general and
    administrative expenses........    29,472     32,040     38,347     40,210     41,233      8,970     13,269
  Restructuring expense(1).........        --         --         --     16,750      3,100         --         --
  Operating income (loss)..........    37,653     50,988     31,729     12,810     40,258     (2,378)       (11)
  Net interest expense.............     1,962        952      3,430      8,610      9,684      2,027      2,991
  Income tax (benefit).............     6,187     19,108     10,103      1,611     10,262     (1,569)      (983)
  Net income (loss)................    29,504     31,158     18,764      2,992     20,724     (2,935)    (2,133)
  Net income (loss) attributable to
    common stockholders............    29,504     31,007     16,344      2,992     20,724     (2,935)    (2,133)
  Net income (loss) per share......      0.72       0.77       0.42       0.07       0.56      (0.06)     (0.08)
EARNINGS PER SHARE:
  Basic............................  $   0.74   $   0.77   $   0.42   $   0.07   $   0.56   $  (0.06)  $  (0.08)
  Diluted..........................      0.74       0.74       0.39       0.07       0.56      (0.06)     (0.08)
DIVIDENDS DECLARED PER SHARE:
  Preferred........................        --   $  0.050   $  0.318         --         --         --         --
  Common...........................  $  0.020      0.080      0.080   $  0.085   $  0.105   $  0.025   $  0.030
  Class A..........................     0.020      0.080      0.080      0.085      0.105      0.025      0.030
  Class B..........................     0.018      0.072      0.072      0.077      0.095      0.023      0.027
OTHER DATA:
  Adjusted EBITDA(2)...............  $ 44,143   $ 57,796   $ 42,232   $ 41,757   $ 54,613   $    (87)  $  3,038
  Net cash provided by (used in)
    operating activities...........    44,587     40,835     (9,305)    38,824     51,942    (42,233)   (65,638)
  Net cash provided by (used in)
    investing activities...........    (8,520)    (6,508)    (8,808)    (9,997)   (48,778)    (2,795)      (253)
  Net cash provided by (used in)
    financing activities...........   (13,229)    (1,739)    38,211    (48,234)    23,359     (5,973)    (1,455)
  Depreciation and amortization....     7,519      6,578      9,935      9,263     10,279      2,390      3,163
  Capital expenditures(3)..........     9,041      7,043      9,236      8,497      9,378      2,573        619
  Ratio of earnings to fixed
    charges(4).....................      11.5x      17.6x       9.4x       1.5x       4.2x        --         --
  Gross profit margin..............      21.2%      22.3%      22.3%      21.7%      23.8%      25.6%      30.0%

                                                           AS OF AUGUST 31,                     AS OF NOVEMBER 30,
                                         ----------------------------------------------------   -------------------
                                           1995       1996       1997       1998       1999       1998       1999
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $ 57,707   $ 90,295   $110,393   $ 90,986   $117,509   $ 39,985   $ 50,163
Working capital........................    56,123     86,817    141,736     93,636    112,266     83,512    103,920
Total assets...........................   136,775    290,220    329,014    304,629    382,342    285,017    350,003
Long-term debt (including current
  portion).............................     5,106     40,406    115,380    111,013    161,363    110,050    158,366
Total stockholder's equity(5)..........    82,542    159,751    145,687    104,792    108,933     96,288    104,299


------------------------------
(1) In January 1998, Fedders announced a plan to restructure its operations, which resulted in Fedders recording a one-time expense totaling $16.8 million in the second fiscal quarter ended February 28, 1998. The charge consisted of machinery and equipment write-downs ($5.6 million); an amount for machinery and equipment and other lease terminations, primarily related to outsourcing ($4.9 million); personnel-related costs, primarily related to outsourcing ($3.8 million); and administrative facility closing costs ($2.5 million). In August 1999, Fedders added to the 1998 restructuring by arranging to outsource to Taiwan and China all of the pumps used in the manufacture of its Rotorex compressors ($3.1 million). See note 2 to the Fedders audited consolidated financial statements incorporated by reference in this prospectus.

(2) Adjusted EBITDA represents income before income taxes plus net interest expense, depreciation and amortization (excluding amortization of debt discounts and deferred financing costs) and certain one-time charges. While Adjusted EBITDA should not be construed as a substitute for operating income, or as an alternative measure of liquidity to cash flow from operating activities, both of which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of Fedders and Fedders North America to meet future debt service, capital expenditure and working capital requirements. In addition, Fedders and Fedders North America believe that certain investors find Adjusted EBITDA to be a useful tool for measuring the ability of Fedders and Fedders North America to service its debt. Adjusted EBITDA is not necessarily a measure of Fedders' or Fedders North America's ability to fund cash needs. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The amounts shown for Adjusted EBITDA exclude one-time charges for restructuring and early retirement as follows:

                                                                 FISCAL YEAR ENDED
                                                                    AUGUST 31,
                                                              -----------------------
                                                                 1998         1999
                                                              (DOLLARS IN THOUSANDS)
Fedders North America.......................................   $17,381       $3,100
Other Fedders companies.....................................     2,260           --
                                                               -------       ------
Fedders.....................................................   $19,641       $3,100
                                                               =======       ======

------------------------------
(3) Fiscal 1995 amount includes the buyout of $1.8 million of equipment under lease.

(4) The ratio of earnings to fixed charges is determined by dividing the sum of net income, income taxes and fixed charges (consisting of interest expense, the estimated interest component of rent expense and amortization of fees related to debt financing) by fixed charges.


(5) Three stock repurchase plans have been announced totaling $105.0 million ($25.0 million in September 1996, $50.0 million in July 1997 and $30.0 million in August 1998). Under these plans, approximately $92.9 million of capital stock has been repurchased to date, totaling 16.3 million shares at an average price of $5.70 per share.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     Subject to the terms and conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on March 31, 2000; provided, however, that if we, in our sole discretion, have extended the period of time during which the exchange offer is open, "expiration date" means the latest time and date to which we extend the exchange offer.



     As of the date of this prospectus, $50,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are first being sent on or about February 25, 2000 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions as set forth below under "--Conditions to the Exchange Offer."


     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the old note holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. We will return at no expense to the holder any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer.

     Old notes tendered in the exchange offer must be in denominations of $1,000 and any integral multiples of $1,000.

     If any of the events specified in "--Conditions to the Exchange Offer" should occur, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not already accepted for exchange. We will give oral or written notice of any extension, amendment, non-acceptance or termination to old note holders as promptly as practicable. In the case of an extension we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the registration agreement. We may use this prospectus, as it may be amended or supplemented from time to time, in connection with additional exchange offers. These additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes pursuant to the terms and conditions contained in this prospectus.

PROCEDURES FOR TENDERING OLD NOTES

     When an old note holder tenders, and we accept, the old notes, this will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the letter of transmittal. Except as set forth below, to tender in the exchange offer, a holder must transmit either:

     - a properly completed and duly executed letter of transmittal, and all other documents required by the letter of transmittal, to State Street Bank and Trust Company, the exchange agent, at the address set forth under "--Exchange Agent" on or prior to the expiration date; or

     - if the old notes are tendered pursuant to the book-entry procedures set forth below, the tendering old note holder may transmit an agent's message to the exchange agent instead of the letter of transmittal on or prior to the expiration date.

In addition, either:

     - the exchange agent must receive the certificates for the old notes and the letter of transmittal; or


     - the exchange agent must receive, prior to March 31, 2000, a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at The Depository Trust Company according to the procedure for book-entry transfer described below, along with the letter of transmittal and agent's message; or


     - the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering participant (as defined here) that the participant has received and agrees to be bound by the letter of transmittal and we may enforce the letter of transmittal against that participant. The method of delivery of old notes, letters of transmittal or agent's messages and all other required documents is at the election and risk of the holders. If delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Do not send letters of transmittal or old notes to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered either by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. An eligible institution is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we may determine in our sole discretion, duly executed by the registered holder with the signature guaranteed by an eligible institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or that of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, those old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes, those persons should so indicate when signing, and must submit proper evidence satisfactory to us of such persons' authority to so act unless we waive this requirement.

     By tendering, each holder represents to us that, among other things, the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and that neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that he is not engaged in, and does not intend to engage in, a distribution of the new notes. If any holder or any other person is an "affiliate" of ours, as that term is defined under Rule 405 under the Securities Act, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in the exchange offer, that holder or any other person cannot rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of the acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each old note accepted for exchange, the old note holder will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new notes will accrue from (A) the later of (i) the last interest payment date on which interest was paid on the old notes surrendered therefor, or (ii) if the old notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on the old notes, from February 15, 2000. In addition, old note holders will be entitled to receive liquidated damages with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) in an amount equal to $.05 per week per $1,000 principal amount of old notes held by such holders. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of old notes. Holders of notes will be required to make certain representations to Fedders North America (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages, if any, set forth above.

     Payment of liquidated damages and specific performance are the sole remedies available to the holders of notes in the event that Fedders North America does not comply with the deadlines set forth in the registration rights agreement with respect to the conduct of the exchange offer or the registration of the notes for resale under a shelf registration statement. Payments of interest, if any, on old notes in exchange for which new notes were issued will be made to the persons who, at the close of business on February 15 or August 15 next preceding the interest payment date, are registered holders of the old notes if the record date occurs prior to the exchange, or are registered holders of the new notes if the record date occurs on or after the date of the exchange, even if notes are cancelled after the record date and on or before the interest payment date.

     In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent timely receives either certificates for such old notes or book-entry confirmation of those old notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents or, in the case of a book-entry confirmation, an agent's message. If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desired to exchange, we will return those unaccepted or non-exchanged old notes without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry procedures described below, non-exchanged old notes will be credited to an account maintained with The Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the old notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old notes desires to tender his old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange (NYSE) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of old notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of the old notes), and (where certificates for old notes have been transmitted) specify the name in which the old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with The Depository Trust Company's procedures. We will determine all questions as to the validity, form and eligibility (including time of receipt) of the notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described above, those old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the new notes for old notes, any of the following events shall occur, which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any event described below, makes it inadvisable to proceed with the exchange offer and/or with any acceptance for exchange or with any exchange:

     - if any court, governmental agency or other governmental regulatory or administrative agency or commission, threatens, institutes or issues any action, injunction, or order of decree seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer, which results in a material delay in our ability to accept or exchange some or all of the old notes pursuant to the exchange offer;

     - if any government or governmental authority, agency or court, domestic or foreign, takes, proposes to take or threatens to take any action, or seeks, proposes, introduces, enacts, promulgates or deems applicable to the exchange offer or any of the transactions contemplated by the exchange offer any statute, rule, regulation, order or injunction that in our reasonable judgment might directly or indirectly result in any of the consequences referred to above, or which in our reasonable judgment might result in new note holders having obligations with respect to resales and transfers of new notes greater than those described in the Commission's interpretation referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer;

     - if any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market occurs;

     - if any limitation by any governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer occurs;

     - if a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit occurs;

     - if a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof occurs; or

     - if any change (or any development involving a prospective change) occurs or is threatened in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations, results of operations or prospects taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes.

     The above conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the above rights shall not be deemed a waiver of any of these rights and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal or agent's message and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     DELIVERY TO: STATE STREET BANK AND TRUST COMPANY, EXCHANGE AGENT

BY MAIL:                                                 BY OVERNIGHT COURIER OR HAND:
State Street Bank and Trust Company                      State Street Bank and Trust Company
2 Avenue de Lafayette                                    2 Avenue de Lafayette
Corporate Trust Department, 5th Floor                    Corporate Trust Department, 5th Floor
Boston, MA 02111                                         Boston, MA 02111
Attn: Elijah MacKenzie                                   Attn: Elijah MacKenzie

BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY):
  (617)-662-1452

CONFIRM BY TELEPHONE:
  (617)-662-1525

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be $0.5 million.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the old notes and the restrictions on transfer of old notes as set forth in the legend on the old notes because the old notes were issued under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. See "Description of the Notes--Registration Rights; Liquidated Damages." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of new notes. However, we do not intend to request the Commission to consider, and the Commission has not considered, the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer, that holder could not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

GENERAL

     We are a leading global manufacturer of products for the treatment of indoor air with manufacturing bases in the United States, China and Spain. We manufacture and sell a broad line of ductless air conditioners including window, portable, through-the-wall, split and multi-split units, as well as a complete line of dehumidifiers. Through our acquisition of Trion, Inc. described below, we are expanding our air treatment product line to include complementary technologies used in the manufacture of indoor air quality products including electronic air cleaners, air filters and humidifiers. We believe our principal subsidiary, Fedders North America, is the largest manufacturer of room air conditioners in the United States based on units sold. Fedders North America's products are marketed under the FEDDERS, EMERSON QUIET KOOL and AIRTEMP brand names as well as under private labels. In North America, our products are marketed primarily to national and regional retail chains and home improvement centers, and also to buying groups and distributors. Private label products are manufactured for retailers and other original equipment manufacturers (OEMs), including other air conditioner manufacturers. Outside of North America, Fedders International markets our products primarily through distributors and under private labels to other OEMs and air conditioner manufacturers.

     We believe that our share of the U.S. market for room air conditioners has increased from approximately 24% in fiscal 1994 to approximately 28% in 1998. During this same period, based primarily on Fedders North America's results, Fedders has achieved significant increases in net sales and Adjusted EBITDA. Our net sales increased from $316.5 million in fiscal 1995 to $356.0 million in fiscal 1999. Adjusted EBITDA increased from $44.1 million in fiscal 1995 to $54.6 million in fiscal 1999. These results reflect a compounded annual growth rate of 3.0% for net sales and 5.5% for Adjusted EBITDA from fiscal 1995 to fiscal 1999. Additionally, our operating income went from $37.7 million in 1995 to $40.3 million in 1999.

     We have been a leader in heat transfer technology for more than 100 years. Founded in Buffalo, NY, we originally manufactured automobile radiators and have been producing room air conditioners for more than 50 years. More recently, we have been leveraging our expertise to penetrate the much larger and expanding global market for air conditioners. As part of our recent acceleration of these efforts, in 1995, we entered into the Fedders Xinle joint venture with the Ningbo General Air Conditioner Factory of Ningbo, China. Fedders Xinle is 60% owned by Fedders. In 1998, we entered into a 50-50 manufacturing joint venture with Bosch-Siemens Hausgerate GmbH of Germany, Europe's second-largest appliance manufacturer. The joint venture is manufacturing portable room air conditioners in Estella, Spain. Products manufactured at both joint venture facilities are marketed by Fedders International to export markets around the world and by Fedders North America to the North American market. This global expansion enhances our manufacturing, sales and marketing flexibility in the United States and abroad.

COMPETITIVE STRENGTHS AND COMPANY STRATEGY

     Our strategy is to continue to capitalize on our competitive strengths, including the following:

     LOW COST PRODUCER. We believe that we are positioned as the low cost producer in the United States. Significant cost savings achieved since 1993 were a key factor in increasing gross margins from 17.5% to 23.8% and operating margins from 1.2% to 11.3% from fiscal 1993 to fiscal 1999. We have achieved significant cost reductions by:

     - emphasizing global sourcing of components and raw materials to reduce costs and ensure quality;

     - continuously improving manufacturing efficiencies and reducing product cost through design improvements, based in part on our expertise in heat transfer technology;

     - minimizing fixed costs while maximizing production flexibility, through outsourcing and the elimination of redundant management and operational and administrative departments; and

     - focusing on low labor costs and flexible manufacturing, allowing us to manage variable costs in response to fluctuations in demand for our products.

The direct labor cost component of our products is generally lower than the cost of freight and duty to import air conditioners into the United States from many offshore locations, resulting in favorable price comparisons with imported goods.

     HIGH QUALITY PRODUCTS WITH STRONG MULTIPLE BRANDS. We manufacture a broad line of ductless air conditioners that includes window, portable, through-the-wall, split and multi-split units to meet a broad range of global consumer preferences. We believe that we have developed a reputation among our customers and consumers for producing high quality products at competitive prices. The FEDDERS, EMERSON QUIET KOOL and AIRTEMP brands each has a long history and is well known in the U.S. marketplace. We also manufacture on a private label basis, in various sizes, a portion of the room air conditioners sold by other global OEMs. All of our principal U.S. manufacturing facilities have received the highest level of quality certification, ISO 9001, from the International Standards Organization for our quality management systems. Fedders Xinle has received ISO 9002 certification.

     STRONG RELATIONSHIPS WITH LEADING RETAILERS. Beginning in the early 1990s, we recognized a significant shift in the U.S. market for room air conditioners as major regional and national retailers began replacing wholesale distributors as the primary customers for our products. We believe that we have distinguished Fedders from its competitors by effectively penetrating this rapidly growing customer base and by working closely with our customers to improve their marketing of our products. We estimate that leading retailers currently represent more than 50% of the total room air conditioner market in the United States.

     ACCURATE-RESPONSE MANUFACTURING AND JUST-IN-TIME DELIVERY. During the 1990s, we have reengineered our manufacturing processes and distribution systems in order to meet the delivery requirements, including "in-season" orders, of our major retailing customers who increasingly sought to minimize their inventories. For example, in 1996, we acquired Rotorex, which had been our principal supplier of compressors for use in our products for 25 years. This captive supply of compressors is critical to our accurate-response manufacturing and just-in-time delivery of our seasonal products. We believe that our accurate-response manufacturing capability, which allows us to adjust both total production quantities and product mix on a timely basis, has been a key factor in Fedders' ability to gain market share from its competitors.

     PRODUCT FOCUS. We have focused on manufacturing and selling products utilizing heat transfer technology for over 100 years. During the past 50 years, our primary product line has been room air conditioners. More recently, we have begun to accelerate our efforts to complement our core room air conditioner product line with synergistic offerings while maintaining our core focus on air treatment products. For example, the Trion acquisition provides an opportunity to expand into the indoor air quality market where we can capitalize on our extensive air treatment expertise and established global marketing and distribution channels. Many of our competitors produce a broad range of consumer products, and as a result, we believe these competitors have historically given less attention to the development and expansion of air treatment technologies. Air treatment has been and continues to be our primary business focus which we believe enables us to be more responsive to our customers' needs and changing industry environment.

THE TRION ACQUISITION

     On July 12, 1999, Fedders entered into an agreement to acquire Trion, Inc., a North Carolina-based designer, manufacturer and distributor of equipment to improve indoor air quality in cleanroom, residential, commercial and industrial environments, for aggregate consideration of $48.9 million, including acquired indebtedness. On August 11, 1999 we successfully completed a cash tender offer to purchase the outstanding shares of common stock of Trion at a price of $5.50 per share. Approximately 89% of the issued and outstanding common stock was tendered. On November 12, 1999, Trion merged into a wholly owned subsidiary of Fedders Corporation. Since the completion of the Trion merger, the non-European business of Trion has become a wholly owned subsidiary of Fedders North America and the European business of Trion has become a wholly owned subsidiary of Fedders.

     The Trion indoor air quality product line consists of the following three segments:

     - Cleanroom product segment--This segment consists of HEPA/ULPA filters, fan filter units and lab and medical equipment that provide ultra-clean air environments for applications such as cleanroom manufacturing and medical and laboratory processes. These products are marketed to microelectronics manufacturers, semiconductor manufacturers, medical products manufacturers and hospitals. Manufacturing in cleanrooms is becoming increasingly prevalent and has become a standard requirement of manufacturing in many large and growing industries in order to ensure product purity.

     - Commercial/Industrial product segment--This segment consists of media filters, electronic filters, humidifiers, dust collectors and packaged solutions to remove contaminants and provide humidification for industrial work environments and commercial settings. These products are marketed to manufacturers, contractors and end users, including office and apartment buildings, restaurants, educational facilities, sports arenas, correctional facilities and the United States Navy.

     - Residential product segment--This segment includes media filters, electronic filters, humidifiers and appliances that remove contaminants and provide humidification for entire homes and specific rooms within a house. These products are marketed to heating, ventilation and air conditioning OEMs, building contractors and retailers.

     Trion markets its products primarily through an extensive network of manufacturers' representative organizations and distributors in domestic and international markets. In addition, Trion sells directly to end users and OEMs.

     Trion's three principal facilities include a 263,000 square foot facility in Sanford, North Carolina, a 63,000 square foot facility in Albuquerque, New Mexico, and a 53,000 square foot facility in Andover, England.

     We believe that Trion's products will benefit from our global sourcing capabilities and marketing expertise with significant potential for international growth. Certain product lines will also benefit from our well-established retail distribution channels in the United States. We will benefit from Trion's residential product line sales, which are counterseasonal to Fedders' air conditioner and dehumidifier sales. Air cleaner sales peak in winter months, as do humidifier sales.

INDUSTRY

  U.S. ROOM AIR CONDITIONER MARKET

     The U.S. room air conditioner market is the third largest in the world with average annual sales of 3.7 million units for the last 10 calendar years. Domestically, room air conditioners are marketed in two basic styles: the window unit which is installed directly into a window and the through-the-wall unit which is installed through an outside wall of the consumer's residence. In 1999, we added to our product offering a portable air conditioner, manufactured at our joint venture facility in Spain, that can be rolled from room to room.

     Sales of room air conditioners in the domestic market vary from year to year according to the weather, especially in the major markets of the Northeast and the upper Midwest. Unusual summer weather affects manufacturers' shipments primarily in the following year. A cool summer reduces consumer demand and unsold inventory is carried over to the following year. An unusually hot summer depletes industry inventories, and the distribution system must be refilled to meet the following year's demand. We believe that demand is principally driven by the replacement market. Unlike major household appliances and central air conditioning systems, the sale of room air conditioners is not dependent on the construction of new homes.

     The distribution of air conditioners in North America changed significantly in the early 1990s. Sales are now made primarily directly to retailers, in contrast to the 1980s, when wholesale distributors accounted for the majority of the industry's business. We estimate that leading retailers currently represent more than 50% of the total room air conditioner market in the United States. Additionally, in recent years our customers, now primarily retailers, changed their purchasing patterns to minimize inventories. In response to these changes, we developed accurate-response manufacturing and just-in-time delivery to accommodate customers' requirements in this highly seasonal business. We have simultaneously minimized our need to carry large inventories of finished goods.

     The room air conditioning industry grew rapidly in the 1950s and 1960s and then experienced substantial consolidation in the 1970s and 1980s. In the early 1990s, other domestic competitors withdrew from the business following two cold summers. In 1975 there were 18 major domestic manufacturing operations competing in the industry compared to five in 1999.

  INTERNATIONAL ROOM AIR CONDITIONER MARKET

     Fedders believes that in 1998 the international market for room air conditioners outside the United States was approximately five times the size of the U.S. market, based on the number of units sold. After accelerating for several years, demand for air conditioners outside of North America decreased in 1997 as a result of the international financial crisis, particularly in Asia. International demand grew slightly in 1998 and is expected to resume its rapid growth as international economies recover and average disposable income in populous nations in hot weather climates increases. Because freight costs to ship room air conditioners are high relative to the product cost, international markets are often most efficiently served by local production. The dollar volume of the U.S. market in 1998 was approximately $1.3 billion. While we estimate international unit sales to be approximately five times U.S. unit sales, we estimate the international dollar volume to be in excess of 10 times that of the U.S. market, as a result of a preference abroad for more expensive split-type units.

                     ESTIMATED ROOM AIR CONDITIONER DEMAND

                              (MILLIONS OF UNITS)

                                                                    ASIA         EUROPE,
                                         UNITED                  (EXCLUDING    MIDDLE EAST,
                                        STATES(1)    JAPAN(2)    JAPAN)(2)      AFRICA(2)      OTHER(2)
1990..................................     3.8         6.3          2.9            2.4           1.0
1991..................................     2.5         7.2          4.1            2.4           0.9
1992..................................     2.6         5.9          5.5            2.9           0.9
1993..................................     2.8         5.1          5.8            2.6           0.9
1994..................................     3.9         7.1          6.8            2.6           1.1
1995..................................     4.4         7.7          7.3            2.6           1.3
1996..................................     4.5         8.0          8.9            2.8           1.2
1997..................................     3.8         6.9          8.7            2.9           1.3
1998..................................     4.4         6.6          9.1            3.1           1.6

------------------------------
(1) Source: U.S. shipments as reported by the Association of Home Appliance Manufacturers, Chicago, Illinois.

(2) Source: Japan Refrigeration & Air Conditioning Industry Association as reported by Japan Air Conditioning, Heating and Refrigeration News.

  INDOOR AIR QUALITY MARKET

     The global indoor air quality industry is estimated to have exceeded $3.0 billion in 1998 and favorable long-term industry growth is expected due to current industry dynamics. Comparative risk studies performed by the United States Environmental Protection Agency have consistently ranked air pollution among the top five environmental risks to the public. EPA studies have demonstrated that indoor air can be two to five times, and occasionally more than 100 times, more polluted than outdoor air. Indoor air pollution may contribute to illness and is a serious concern for people with medical conditions such as asthma and allergies. In addition to health concerns, increasing requirements for "pure" components utilized in high-performance end products (e.g., semiconductors in computers) drive demand for indoor air quality products to ensure clean manufacturing environments.

PRODUCTS

     Fedders North America manufactures and sells a complete line of window and through-the-wall room air conditioners in North America, principally for the residential market. Our air conditioners are manufactured in capacities ranging from 5,000 BTU (British Thermal Units) to 32,000 BTU. These models comprise distinct product lines marketed under the brands FEDDERS, EMERSON QUIET KOOL and AIRTEMP. We also manufacture products under various private labels. We have positioned these different brands across most price levels, emphasizing quality and value for retailers and consumers.

     We also manufacture and market a complete line of household dehumidifiers, ranging in capacity from 20 to 50 pints per 24 hours. Fedders North America's Rotorex subsidiary manufactures a broad line of rotary compressors for use in our room air conditioners.

     Fedders Xinle manufactures window air conditioners and split-type room air conditioners, in which the condensing unit is installed separately outdoors, in capacities from 5,000 to 40,000 BTU. These products are sold for both residential and commercial use in international markets and to Fedders North America. Our Spanish joint venture manufactures portable air conditioners for sale in global markets, including to Fedders North America.

     Fedders, through Melcor, manufactures solid state heat pump modules that utilize electricity to perform the same cooling and heating functions as refrigerant-based compressors and absorption refrigerators. Melcor's modules are typically used in applications with special requirements, such as limited space, lightweight cooling requirements or a space existing under special environmental conditions. They are also used for precise temperature control by reversing the electric current to cycle from cooling to heating. Melcor's customers are OEMs that primarily use the modules for cooling purposes in applications such as refrigerators, laboratory, scientific, medical and restaurant equipment, and telecommunications and computer equipment. Melcor's products are sold under the trademarks MELCOR and FRIGICHIPS.

MARKETS AND DISTRIBUTION

     In North America, we market room air conditioners and dehumidifiers principally to national and regional retail chains, home improvement centers and retail buying groups. These retail chains and retail buying groups (comprised of retailers that negotiate as groups the prices at which they will purchase our products) represent approximately 10,000 retail outlets marketing room air conditioners throughout the United States. We also market our air conditioners under private label to both retailers and OEMs.

     Fedders North America's sales, marketing and service departments are headquartered in Effingham, Illinois. Our 25 salespersons and marketing employees are proactive in working with customers to assist them in maximizing their profitability and market share through responsive changes in product mix and marketing. We have nine regional distribution centers which help us to provide next-day delivery to all major U.S. markets. This geographic coverage is critical during heat waves that stimulate increased retail sales. Additionally, we have instituted computerized systems, including electronic data interchange
(EDI), to accommodate major high-volume retailers that require suppliers to replenish inventories frequently and on short notice.

     To support and service our customers and the ultimate consumer, we have established a network of more than 3,000 independent servicers throughout the United States. These independent servicers are local tradespeople who are screened and monitored by us.

     We promote our FEDDERS and EMERSON QUIET KOOL brands of air conditioners through advertising, primarily in trade publications. In addition, many of our customers advertise and promote our products at their own expense.

     Fedders expects to increase its participation in overseas markets through strategic alliances, primarily under production and joint venture agreements, based on our expertise, technological capability and well-established global sourcing program. For example, the establishment of Fedders Xinle has strategically positioned Fedders to:

     - sell FEDDERS brand products to low-import-duty markets outside of China, including the U.S., and within China;

     - provide private label products for OEMs with established sales and service organizations worldwide, including China; and

     - establish assembly operations within each major trading block that has protective duties in order to import subassemblies or semi-finished goods from the China facility.

     The establishment of our Spanish joint venture has strategically positioned us to sell products in the growing European market, and has enabled us to add the portable air conditioner to our U.S. product offerings.

     Melcor's products are currently sold by salaried salespeople and a network of sales representative firms located around the world. Melcor advertises its products in a variety of national and international technical and trade publications, principally in the electronics and electro-optical industries, and participates in international trade exhibitions.

PRODUCTION AND PROPERTIES

     Fedders North America currently manufactures its air conditioners in two owned facilities in the United States:

     - a 650,000 square foot facility in Effingham, Illinois; and

     - a 232,000 square foot facility in Columbia, Tennessee.

     These two facilities have a combined annual capacity of approximately 2,000,000 units.

     Fedders also manufactures air conditioners, through Fedders Xinle, in a facility owned by the joint venture in Ningbo, China. This facility's capacity is approximately 500,000 units.

     Rotorex currently assembles all of its compressors in a 200,000 square foot facility in Walkersville, Maryland. The current capacity is approximately 1,500,000 compressors.

     Fedders also manufactures thermoelectric modules, through Melcor, in two facilities comprising 37,400 square feet near Lawrence Township, New Jersey.

     Trion manufactures air treatment products in its 263,000 square foot facility in Sanford, North Carolina and in its 63,000 square foot facility in Albuquerque, New Mexico. Trion Limited conducts its sales and service operations out of its 53,000 square foot facility in Andover, England.

     We believe our production capacity at our major manufacturing facilities is adequate to meet our needs for the foreseeable future.

     Fedders owns or leases the following principal facilities:

                                                                               APPROXIMATE SQUARE
LOCATION                                        PRINCIPAL FUNCTION             FEET OF FLOOR AREA
Liberty Corner, New Jersey
  (Leased)...........................  Corporate headquarters                        25,000
Effingham, Illinois (Owned)(1).......  Manufacturing of air conditioners            650,000
Columbia, Tennessee (Owned)(2).......  Manufacturing of air conditioners and        232,000
                                       dehumidifiers
Walkersville, Maryland (Owned)(3)....  Assembly of rotary compressors               200,000
Singapore (Leased)...................  International headquarters and                14,600
                                       research and design center
Lawrence Township, NJ (Owned)........  Manufacturing                                 15,000
Lawrence Township, NJ (Leased)(4)....  Headquarters of Melcor and                    22,400
                                       manufacturing
Sanford, NC
  (Owned)(5).........................  Manufacturing                                263,000
Albuquerque, NM
  (Leased)(6)........................  Manufacturing                                 63,000
Andover, England
  (Leased)(6)........................  Sales and Service                             53,000

------------------------------
(1) The Effingham, Illinois facility is subject to a mortgage securing a $3.5 million, 1% promissory note payable over the next 9 years to the State of Illinois.

(2) Owned by Columbia Specialities, Inc., a wholly owned subsidiary of Fedders North America.

(3) Owned by Rotorex.

(4) Melcor has contracted to purchase this facility.

(5) Owned by Trion, Inc.

(6) Leased by Trion, Inc.

RAW MATERIALS

     The principal raw materials used in the production of air conditioners are steel, copper and aluminum. We obtain these raw materials from domestic and foreign suppliers. We also purchase certain components used in our products from other domestic and foreign manufacturers, including thermostats, compressors, motors and electrical controls. We attempt to obtain the lowest possible cost in our purchases of raw materials and components, which must meet specified quality standards, through an active global sourcing program.

QUALITY ASSURANCE

     One of the key elements of our strategy is a commitment to a single worldwide standard of quality. Each of Fedders North America's principal manufacturing facilities has earned the highest level of certification, ISO 9001, for its quality management system under the International Standards Organization. Fedders Xinle has also earned the ISO 9002 certification for its facility. The ISO 9000 program is an internationally recognized benchmark of quality management systems within a production facility.

     Fedders North America's products are backed by a warranty policy that generally provides five-year coverage for sealed systems including compressors, two-year coverage on motors and one-year coverage on all other parts and labor related to air conditioners sold in North America.

SEASONALITY OF BUSINESS, WORKING CAPITAL PRACTICES AND BACKLOG

     Fedders North America's results of operations and financial condition are principally dependent on the manufacture and sale of room air conditioners, the demand for which is highly seasonal in North American markets. Seasonally low sales volume is insufficient to offset fixed costs, resulting in operating losses at certain times of the year. Our working capital needs are also seasonal, with the greatest utilization of lines of credit occurring early in the calendar year. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of Fedders Corporation." Fedders regularly reviews working capital components with a view to maintaining the lowest level consistent with requirements of anticipated levels of operations. Fedders North America's sales are predominantly made directly to retailers, who typically require just-in-time delivery, primarily in April through July. Production is weighted towards the retail selling season to minimize borrowing earlier in the fiscal year, although room air conditioners may be produced throughout much of the rest of the year at a lower rate of production. Our fiscal year end, August 31, coincides with the end of the seasonal room air conditioner sales cycle. Accordingly, backlog at that time of the year is insignificant.

COMPETITION

     Domestically, our competitors include a number of domestic and foreign manufacturers of air conditioners and appliances, including Whirlpool Corporation, Frigidaire Company, Matsushita Electric Industrial Co., Ltd., Sharp Corporation and LG Corporation. Many of these competitors are substantially larger and have greater resources than we do. We compete principally on the basis of price, quality and our ability to deliver products and services to our customers on an accurate-response basis. We believe that we compete effectively by using a multiple brand strategy of providing competitively priced, high quality products.

     Internationally, competitors vary depending on the market. Some markets, such as China, are served by many local manufacturers. Other markets are dominated by foreign manufacturers of air conditioners and electronics products including Matsushita Electric Industrial Co., Ltd., Carrier-Toshiba Corporation, Hitachi, Ltd., Mitsubishi Electric Corporation and Sanyo Electric Trading Co., Ltd., all of which also manufacture compressors. We believe that we can compete effectively by using a strategy of manufacturing low cost air conditioners locally, controlling our supply of compressors and utilizing our global sourcing network.

     Trion's key competitors vary in each of its markets. The principal competitors in the cleanroom product segment are all located outside of the United States. The commercial/industrial product segment is highly fragmented and no competitor controls a major share of the market. The residential product segment includes several large, U.S.-based companies as principal competitors. While each market segment is different, the purchase criteria for indoor air quality products are relatively consistent, primarily technology, quality, customer service or price. Trion competes on the basis of offering a broad range of high quality products that typically rate at the top of their class in performance and durability.

GOVERNMENT REGULATION

     Fedders North America and Fedders are subject to various federal, state and local laws affecting their businesses. Room air conditioners are subject to federal regulations providing for minimum energy efficiency rating (EER) requirements. A combination of an efficient compressor and the design of the air conditioning system using the compressor is needed to achieve the required ratings. On September 24, 1997, the Office of Energy Efficiency and Renewable Energy of the United States Department of Energy issued a final rule under the National Appliance Energy Conservation Act. This rule revised the minimum required EERs for most classes of room air conditioners to higher levels. The new EER levels apply to covered units manufactured on or after October 1, 2000. This will require increasing the efficiency levels of certain air conditioner models to achieve the revised minimum EER levels. We do not believe that these EER regulations will adversely affect our operating results.

EMPLOYEES


     At November 30, 1999, Fedders had more than 3,100 employees, including approximately 500 employees at Fedders Xinle. The current contract with the union representing substantially all of the production employees at the Effingham, Illinois plant is scheduled to expire in October 2001. The current contract with the union representing approximately 50 employees of Rotorex is scheduled to expire in August 2005. We consider our relations with our employees to be generally satisfactory.


RESEARCH AND DEVELOPMENT

     We conduct our research and development of room air conditioner technology and design at our Effingham facility, and our research and development of compressors at our Walkersville, Maryland facility. In fiscal 1999, we spent approximately $6.7 million on research and development, including activities at our Singapore facility focusing on products for the international market.

INTELLECTUAL PROPERTY

     Fedders owns a number of trademarks, including:

     - FEDDERS;

     - EMERSON QUIET KOOL;

     - AIRTEMP;

     - ROTOREX;

     - MELCOR; and

     - FRIGICHIPS.

     We attempt to register and aggressively protect our material trademarks, trade names and other intellectual property rights both domestically and in key foreign markets. While we believe that our trademarks are well known and enhance the marketing of our products, we do not consider the successful conduct of our business to be dependent on such trademarks.

ENVIRONMENTAL MATTERS

     Fedders North America's and Fedders' operations are subject to various foreign and United States federal, state and local environmental statutes and regulations, including:

     - laws and regulations dealing with storage, treatment, discharge and disposal of hazardous materials, substances and wastes, remediation of soil, surface and groundwater contamination and damage to natural resources; and

     - laws that affect the production of chemical refrigerants.

     The products manufactured by Fedders currently use hydrochlorofluorocarbons (HCFCs) as the refrigerant. The production of HCFCs for use in new equipment is currently scheduled to be phased out as of the year 2010 in the United States. In addition, the production of HCFCs for the servicing of existing equipment is currently scheduled to be phased out as of the year 2020 in the United States. Chemical producers are currently developing environmentally acceptable alternative refrigerants for use in room air conditioners. These alternative refrigerants are expected to be available in advance of the currently proposed phase-out deadlines for the current refrigerant.

     We believe we are currently in material compliance with applicable environmental laws and regulations. We did not make capital expenditures on environmental matters during fiscal 1998 or fiscal 1999 that are material to our total capital expenditures, earnings and competitive position and do not anticipate making material capital expenditures on such items in fiscal 2000.

     Fedders North America has been identified as a potentially responsible party (PRP) by the United States Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), at the PCB Treatment Inc. site located in Kansas City, Kansas and in Kansas City, Missouri, based on the delivery there of certain materials from our Effingham, Illinois facility. The act imposes strict and, in certain circumstances, joint and several liability on PRPs for response costs at waste sites and imposes liability for related damages to natural resources. In view of the substantial number of other PRPs at this site and the relatively small volume of material sent by us to the site, Fedders North America does not believe it will incur any material liability for this matter.

     Fedders North America has identified a groundwater problem at its Walkersville, Maryland facility. It is preparing a response to the Maryland Department of Environment's request to delineate the full extent of the contaminant plume and evaluate remedial options. Based on available information, Fedders North America does not expect the cost of investigation or any required remediation relating to this matter to have a material adverse effect on its operating results.

LITIGATION

     We are a party to various litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these current litigation matters will have a material adverse effect on our financial condition or our operating results.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Fedders North America amended its revolving credit facility on July 28, 1999. Fedders North America and all of its direct and indirect subsidiaries are parties to the revolving credit facility as borrowers or guarantors of the borrowers' obligations. The revolving credit facility provides for loans to Fedders North America of up to $100.0 million based on certain customary percentages of accounts receivable and inventory. The obligations of Fedders North America under the revolving credit facility are also guaranteed by Fedders Corporation and certain of its other subsidiaries (other than Fedders North America and its subsidiaries). Substantially all of the assets of Fedders Corporation and its subsidiaries are pledged as collateral under the revolving credit facility. While the revolving credit facility is intended principally to provide financing for our working capital requirements, we may use up to $15.0 million of the amount available under the revolving credit facility for general corporate purposes.

     At our option, borrowings under the revolving credit facility bear interest at a rate per annum

     - based upon the London interbank offered rate (LIBOR) 2.25% (provided that not more than 80% of loans outstanding at any time may be based upon LIBOR); or

     - equal to the prime rate of First Union National Bank.

     In addition, we must pay

     - an unused line fee of 0.5% per month on the amount by which $70.0 million exceeds the average outstanding daily principal balance of loans outstanding;

     - an early termination fee equal to 0.5% of the maximum availability if the revolving credit facility is terminated prior to February 1, 2003, the expiration date of the revolving credit facility;

     - an amendment fee of $300,000;

     - an agency fee of $50,000; and

     - a service fee of $60,000 annually.

     Borrowings under the revolving credit facility are secured by collateral assignments or other security interests in substantially all of the assets of Fedders Corporation and its subsidiaries including:

     - all material contracts;

     - substantially all property, plant, equipment, inventory and other tangible assets;

     - all receivables of Fedders North America;

     - all intellectual property and other intangible assets; and

     - all capital stock of the direct and indirect subsidiaries of Fedders.

     The revolving credit facility contains negative covenants that limit the ability of Fedders Corporation and its direct and indirect subsidiaries to do the following:

     - create liens and other encumbrances;

     - incur indebtedness;

     - enter into transactions with affiliates;

     - make loans, investments or guarantees; and

     - pay dividends.

     In addition, the revolving credit facility requires that Fedders Corporation meet certain financial tests including:

     - consolidated net worth of not less than $70.0 million; and

     - consolidated working capital of not less than $25.0 million.

     The revolving credit facility contains customary events of default including:

     - non-payment of principal or interest;

     - breach of any term, covenant, condition or provision of the revolving credit facility;

     - material breach of representations and warranties;

     - bankruptcy, insolvency or assignment for the benefit of creditors;

     - cross-defaults on other indebtedness;

     - material adverse change in the business, assets or financial condition;
       and

     - a change in control.

                              DESCRIPTION OF NOTES

     The old notes were, and the new notes will be, issued by us under the Indenture dated as of August 24, 1999 (the "Indenture") among Fedders North America, Fedders Corporation and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the notes include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The new notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions and registration rights relating to the old notes. In addition, the old note holders will receive liquidated damages with respect to the first 90-day period immediately following the occurrence of a Registration Default (as defined below) in an amount equal to $.05 per week per $1,000 principal amount of old notes held by such holders. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of old notes. See "--Registration Rights; Liquidated Damages."

     The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights as holders of these notes. We have filed copies of this Indenture as an exhibit to the registration statement which includes this prospectus. A copy of the Indenture may be obtained from us or the initial purchaser. You can find definitions of certain capitalized terms used in the following summary under "--Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated by reference.

GENERAL

     Fedders North America will issue the notes pursuant to an indenture among Fedders North America, Fedders Corporation, as guarantor, and State Street Bank and Trust Company, as trustee, the terms of which will be substantially the same as those in the indenture dated as of August 18, 1997 governing the existing senior subordinated notes of Fedders North America (the "1997 notes"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of original issuance of the notes. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following is a summary of the provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below.

     As of the date of the indenture, all of the Subsidiaries of Fedders North America will be Restricted Subsidiaries. However, under certain circumstances, Fedders North America will be able to designate each of its existing Subsidiaries, Subsidiaries formed by Fedders North America or Subsidiaries acquired by Fedders North America after the original issuance of the notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

     The notes will be limited to $100,000,000 in aggregate principal amount, of which $50,000,000 will be issued in this offering, and will mature on August 15, 2007. Additional notes may be issued from time to time subject to the limitations set forth under the "Limitation on Incurrence of Indebtedness" covenant. References to the "notes" in this Description of Notes will include any such additional notes. The notes will bear interest at the rate of 9 3/8% per annum. Interest on the notes is payable semi-annually in cash in arrears on February 15 and August 15 in each year, commencing February 15, 2000, to holders of record of notes at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will be issued in denominations of $1,000 and integral multiples thereof.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the office of the paying agent and registrar in New York, New York. Holders of notes must surrender their notes to the paying agent to collect principal payments, and Fedders North America may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to global notes and certificated notes, the holders of which have given wire transfer instructions to Fedders North America, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The trustee will initially act as paying agent and registrar. Fedders North America may change the paying agent or registrar without prior notice to holders of notes, and Fedders North America or any of its Subsidiaries may act as paying agent or registrar.

SUBORDINATION

     The payment of principal of, and premium, interest and liquidated damages, if any, on the notes will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred. The indenture will permit the incurrence of additional Senior Indebtedness in the future.

     Upon any distribution to creditors of Fedders North America in a liquidation or dissolution of Fedders North America or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Fedders North America or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of Fedders North America, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of notes will be entitled to receive any payment with respect to the notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of notes may receive payments made from the trust described under "--Satisfaction and Discharge of the Indenture") if:

     - a default in the payment of the principal of or premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

     - any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a written notice (with a copy to Fedders North America) of such other default (a "Payment Blockage Notice") from Fedders North America or the holders of any Designated Senior Indebtedness.

     Payments on the notes shall be resumed

     - in the case of a payment default, upon the date on which such default is cured or waived; and

     - in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the immediately prior Payment Blockage Notice.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

     The indenture will further require that Fedders North America promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of Fedders North America who are holders of Senior Indebtedness. At August 31, 1999, the aggregate principal amount of Senior Indebtedness outstanding was approximately $3.4 million and the aggregate principal amount of pari passu Indebtedness of Fedders North America outstanding was approximately $99.6 million (net of $0.4 million discount). The indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that Fedders North America and its Subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

GUARANTEE

     Fedders Corporation will irrevocably and unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Fedders North America under the indenture and the notes, whether for principal of, or interest or liquidated damages, if any, on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by Fedders Corporation being herein called the "Guaranteed Obligations"). Fedders Corporation's assets consist primarily of the common stock of Fedders North America and of the common stock of its Subsidiaries which conduct the international operations of Fedders Corporation and the operations of Melcor and, accordingly, its ability to perform under its guarantee will be dependent on the financial condition and net worth of its Subsidiaries, including Fedders North America.

     The guarantee is a continuing guarantee and shall:

     - remain in full force and effect until payment in full of all the guaranteed Obligations;

     - be binding upon Fedders Corporation and its successors, transferees and assigns; and

     - inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

SUBORDINATION OF GUARANTEE

     Payments on the guarantee will be subordinated, as set forth in the indenture, in right of payment to the prior payment in full of all Guarantor Senior Indebtedness. The terms of such subordination will be substantially similar to the subordination terms applicable to the notes.

REDEMPTION OF NOTES

     Optional Redemption. The notes will be redeemable, at the option of Fedders North America, on or after August 5, 2002. During the 12-month period beginning on August 15 of the years indicated below, the notes will be redeemable, at the option of Fedders North America, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and liquidated damages, if any, to the redemption date:

YEAR                                                        PERCENTAGE
2002......................................................   104.688%
2003......................................................   103.125%
2004......................................................   101.563%
2005 and thereafter.......................................   100.000%

     Notwithstanding the foregoing, at any time on or before August 15, 2000, Fedders North America may (but will not have the obligation to) redeem for cash up to 30% of the original aggregate principal amount of the notes (including the original aggregate principal amount of any additional notes issued under the indenture) at a redemption price of 109.375% of the principal amount thereof, in each case plus any accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the net proceeds of an Equity Offering; provided that at least 70% of the original principal amount of the notes (including the original aggregate principal amount of any additional notes issued under the indenture) remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption will occur within 60 days of the date of the closing of such Equity Offering.

     Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," Fedders North America is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the notes.

MANDATORY OFFERS TO PURCHASE NOTES

     Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of notes shall have the right to require Fedders North America to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to an Offer (as defined below) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Fedders North America shall furnish to the trustee, at least two Business Days before notice of an Offer is mailed to all holders of notes pursuant to the procedures described below under "--Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of Fedders North America. Except as described, the indenture does not permit the holders of notes to require Fedders North America to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, these Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by Fedders North America, management of Fedders North America or an affiliate of Fedders North America, if such transaction does not result in a Change of Control. In addition, because the obligations of Fedders North America with respect to the notes are subordinated to all Senior Indebtedness of Fedders North America and all obligations of the Subsidiaries of Fedders North America, existing or future Senior Indebtedness of Fedders North America or obligations of the Subsidiaries of Fedders North America may prohibit Fedders North America from repurchasing the notes upon a Change of Control. Moreover, the ability of Fedders North America to repurchase notes following a Change of Control will be limited by Fedders North America's then-available resources. These Change of Control provisions may not be waived by the Board of Directors of Fedders North America or the trustee without the consent of holders of at least a majority in principal amount of the notes. See "--Amendment, Supplement and Waiver."

     Fedders North America expects that prepayment of the notes following a Change of Control would, and the exercise by holders of notes of the right to require Fedders North America to purchase notes may, constitute a default under the Credit Agreement or under Senior Indebtedness of Fedders North America. In the event a Change of Control occurs, Fedders North America will likely be required to refinance the Senior Indebtedness outstanding under the Credit Agreement, the 1997 notes and the notes. If there is a Change of Control, any Senior Indebtedness under the Credit Agreement could be accelerated. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the notes. The financing of the purchases of notes could additionally result in a default under the Credit Agreement or other indebtedness of Fedders North America. The occurrence of a Change of Control may also have an adverse impact on the ability of Fedders North America to obtain additional financing in the future.

     Asset Sales. The indenture provides that Fedders North America may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $5,000,000 unless the

Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the indenture) to one or more of the following purposes in such combination as Fedders North America shall elect:

          (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of Fedders North America and its Restricted Subsidiaries at the time of the Asset Sale; provided that such investment occurs on or prior to the 365th day following the date of such Asset Sale (the "Asset Sale Disposition Date");

          (b) to reimburse Fedders North America or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property lost, damaged or taken to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking;

          (c) the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness or Indebtedness of Fedders North America's Restricted Subsidiaries or the 1997 notes on or prior to the 365th day following the Asset Sale Disposition Date; or

          (d) an Offer expiring on or prior to the Purchase Date (as defined below).

     The indenture also provides that Fedders North America may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 70% of the consideration therefor received by Fedders North America or such Restricted Subsidiary is in the form of cash, cash equivalents or marketable securities; provided that, solely for purposes of calculating such 70% of the consideration, the amount of

          (x) any liabilities (as shown on Fedders North America's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Fedders North America or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and

          (y) any notes or other obligations received by Fedders North America or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Fedders North America or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in clauses (a), (b), (c) or (d) above shall constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $6,500,000 (such date being an "Asset Sale Trigger Date"), Fedders North America shall make an Offer (an "Asset Sale Offer") to all holders of notes to purchase the maximum principal amount of the notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest and liquidated damages, if any, to the Purchase Date in accordance with the procedures set forth in the indenture governing the notes. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the next preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

     To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, Fedders North America may use such remaining amount for general corporate purposes. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     Although the Credit Agreement will permit Fedders North America to pay interest on the notes, dividends for other purposes, such as repurchases of notes by Fedders North America upon an Asset Sale, will not be permitted under the terms of the Credit Agreement. Accordingly, Fedders North America would need to seek the consent of its lenders under the Credit Agreement in order to repurchase notes with the Net Proceeds of an Asset Sale.

     Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the indenture, Fedders North America shall mail a notice to each holder of notes at such holder's registered address stating:

          (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of notes that will be accepted for payment pursuant to such Offer;

          (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Purchase Date")); and

          (c) such other information required by the indenture and applicable law and regulations.

     On the Purchase Date for any Offer, Fedders North America will, to the extent required by the indenture and such Offer:

          (1) in the case of an Offer resulting from a Change of Control, accept for payment all notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds;

          (2) deposit with the paying agent the aggregate purchase price of all notes or portions thereof accepted for payment and any accrued and unpaid interest and liquidated damages, if any, on such notes as of the Purchase Date; and

          (3) deliver or cause to be delivered to the trustee all notes tendered pursuant to the Offer.

     The paying agent shall promptly mail to each holder of notes or portions thereof accepted for payment an amount equal to the purchase price for such notes plus any accrued and unpaid interest and liquidated damages, if any, thereon, and the trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of notes accepted for payment in part a new note equal in principal amount to any unpurchased portion of the notes and any note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. Fedders North America will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

     Fedders North America will comply with any tender offer rules under the Securities Exchange Act of 1934 which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by Fedders North America to repurchase the notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Fedders North America shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the indenture by virtue thereof.

     Selection and Notice. In the event of a redemption or purchase of less than all of the notes, the notes to be redeemed or purchased will be chosen by the trustee pro rata, by lot or by any other method that the trustee considers fair and appropriate and, if the notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's notes and are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

     The indenture contains, among other things, the following covenants:

     Limitation on Restricted Payments. The indenture provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

          (i) declare or pay any dividend or make any distribution on account of Fedders North America's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders North America and dividends or distributions payable by a Restricted Subsidiary to a Restricted Subsidiary or to Fedders North America);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of Fedders North America or any of its Restricted Subsidiaries;

          (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Fedders North America that is subordinate or junior in right of payment to the notes; or

          (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

             (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

             (b) immediately after such Restricted Payment and after giving pro forma effect thereto, Fedders North America shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

             (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after August 18, 1997, without duplication, exceeds the sum of

                (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains or losses from Asset Sales) of Fedders North America (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing March 1, 1997 and ended as of Fedders North America's most recently ended fiscal quarter at the time of such Restricted Payment; plus

                (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by Fedders North America from the issue or sale of Capital Stock or other Equity Interests of Fedders North America subsequent to August 18, 1997 (other than (x) Capital Stock or other Equity Interests issued or sold to a Restricted Subsidiary and (y) the issuance or sale of Disqualified Stock); plus

                (3) the amount by which the principal amount of and any accrued interest on either (A) Indebtedness of Fedders North America or (B) any Indebtedness of any Restricted Subsidiary is reduced on Fedders North America's consolidated balance sheet upon the conversion or exchange other than by a Restricted Subsidiary subsequent to August 18, 1997 of any Indebtedness of Fedders North America or any Restricted Subsidiary (not held by Fedders North America or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders North America (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by Fedders North America or any Restricted Subsidiary (to persons other than Fedders North America or any other Restricted Subsidiary) upon such conversion or exchange); plus

                (4) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second paragraph of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant.

     Notwithstanding the foregoing, clauses (b) and (c) shall not prohibit as Restricted Payments:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of the indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant); provided that payments made pursuant to this paragraph shall count as a Restricted Payment for purposes of the calculation in clause (c) of this covenant;

          (ii) payments to Fedders Corporation in an amount equal to the amount of income tax that Fedders North America would have paid had it filed consolidated tax returns on a separate company basis in any given tax year; provided that payments made pursuant to this paragraph (ii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iii) cash dividends or loans from Fedders North America to Fedders Corporation pursuant to the Services Agreement but in no event exceeding 4% of the revenues of Fedders North America and its Restricted Subsidiaries for the immediately preceding four fiscal quarters; provided, that payments made pursuant to this paragraph (iii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (iv) the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of Fedders North America or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Fedders North America) of other Capital Stock or other Equity Interests of Fedders North America (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to Fedders North America or a Subsidiary of Fedders North America) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of this covenant;

          (v) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of Fedders North America or any Restricted Subsidiary; provided that, if such sale, transfer or disposition constitutes an Asset Sale, Fedders North America complies with the "Asset Sale" provisions of the indenture, and such Restricted Investments shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant;

          (vi) the payment of a dividend to Fedders Corporation in order to allow Fedders Corporation to pay its regular quarterly dividend in respect of Fedders Corporation's Convertible Preferred Stock, Common Stock, Class A Common Stock and Class B Common Stock; provided that payments made pursuant to this paragraph (vi) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant; and

          (vii) $3,000,000; provided that payments made pursuant to this paragraph (vii) shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this covenant.

     Limitation on Incurrence of Indebtedness. The indenture provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the notes in an aggregate principal amount not to exceed $50,000,000) unless Fedders North America's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 on or prior to August 31, 1999 and at least 2.25 to 1 thereafter determined on a Pro Forma Basis (including, for this purpose, any other

Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four-quarter period had been issued at the beginning of such four-quarter period.

     The foregoing limitations will not apply to the issuance of:

          (i) Indebtedness of Fedders North America and/or its Restricted Subsidiaries under the Credit Agreement as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (x) the sum of (A) 75% of the book value of the accounts receivable of Fedders North America and its Restricted Subsidiaries on a consolidated basis and (B) 60% of the book value of the inventory of Fedders North America and its Restricted Subsidiaries on a consolidated basis or (y) $50,000,000;

          (ii) Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with capital leases, purchase money obligations, capital expenditures or similar financing transactions relating to their properties, assets and rights up to $10,000,000 in aggregate principal amount;

          (iii) additional Indebtedness of Fedders North America and its Restricted Subsidiaries in an aggregate principal amount of up to $10,000,000; and

          (iv) Other Permitted Indebtedness.

     Notwithstanding the foregoing, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of Fedders North America except for guarantees issued by Restricted Subsidiaries pursuant to the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant; provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries.

     Sale and Leaseback Transactions. The indenture provides that Fedders North America will not, and will not cause or permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Fedders North America may enter into a sale and leaseback transaction if:

          (i) Fedders North America could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Fedders North America's Cash Flow Coverage Ratio test set forth in the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; and

          (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee) of the property that is the subject of such sale and leaseback transaction; and

          (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the "Asset Sales" covenant.

     Limitation on Liens. The indenture provides that Fedders North America will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, Fedders North America and any of its Restricted Subsidiaries may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the notes are equally and ratably secured.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The indenture provides that Fedders North America will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Fedders North America or any Restricted Subsidiary, or pay any Indebtedness owed to, Fedders North America or any Restricted Subsidiary, (b) make loans or advances to Fedders North America, or (c) transfer any of its properties or assets to Fedders North America, except for such encumbrances or restrictions existing under or by reason of:

          (i) applicable law;

          (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, (B) under clauses (i) or (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v), (vi) or (viii) of the definition of "Other Permitted Indebtedness", or (C) by agreements and transactions permitted under the "Limitation on Restricted Payments" covenant;

          (iii) customary provisions restricting subletting or assignment of any lease or license of Fedders North America or any Restricted Subsidiary;

          (iv) any instrument governing Indebtedness or any other encumbrance or restriction of a person acquired by Fedders North America or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

          (v) the Credit Agreement and the 1997 notes;

          (vi) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant or clauses (i), (v) or (viii) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of notes than the encumbrances and restrictions in the refinanced Indebtedness; or

          (vii) the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

     Nothing contained in this covenant shall prevent Fedders North America from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of Fedders North America or any of its Restricted Subsidiaries that are subject to Permitted Liens.

     Limitation on Transactions With Affiliates. The indenture provides that neither Fedders North America nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to Fedders North America or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

     The indenture further provides that Fedders North America will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by Fedders North America and its Restricted Subsidiaries in excess of $3,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of Fedders North America in good faith) unless Fedders North America delivers to the trustee:

          (i) a resolution of the Board of Directors of Fedders North America stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the indenture; and

          (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions, or
     (C) with respect to any Affiliate Transaction not otherwise described in
     (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to Fedders North America or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

          (i) transactions between Fedders North America and any wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries;

          (ii) transactions permitted by the "Limitation on Restricted Payments" covenant;

          (iii) compensation paid to officers, employees or consultants of Fedders North America or any subsidiary as determined in good faith by Fedders North America's Board of Directors or executives; or

          (iv) transactions between Fedders North America and Fedders Corporation or between Fedders North America and a Subsidiary of Fedders Corporation in the ordinary course of business on terms substantially consistent with past practice.

     Limitation on Senior Subordinated Indebtedness. Fedders North America will not, directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior in right of payment to the notes and expressly rank subordinate in right of payment to any Senior Indebtedness.

     Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries. The indenture provides that Fedders North America will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of Fedders North America other than the notes (the "Other Company Indebtedness") unless

          (A) such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee of payment of the notes then outstanding by such Restricted Subsidiary to the same extent as the guarantee of payment (the "Other Company Indebtedness Guarantee") of the Other Company Indebtedness (including waiver of subrogation, if any); and

          (B) if the Other Company Indebtedness guaranteed by such Restricted Subsidiary is Senior Indebtedness, the guarantee for the notes shall be subordinated in right of payment with the Other Company Indebtedness Guarantee; provided, however, that the provisions of this section do not apply to guarantees by any Restricted Subsidiary of the Company's Indebtedness under the Credit Agreement as in effect on August 18, 1997.

     Each guarantee of the notes created by a Restricted Subsidiary pursuant to the provisions described in the foregoing paragraph shall be in form and substance satisfactory to the trustee and shall provide, among other things, that it will be automatically and unconditionally released and discharged upon

          (i) any sale, exchange or transfer permitted by the indenture of (a) all of Fedders North America's Capital Stock in such Restricted Subsidiary or (b) the sale of all or substantially all of the assets of the Restricted Subsidiary and upon the application of the Net Proceeds from such sale in accordance with the requirements of the "Asset Sales" provisions described herein; or

          (ii) the release or discharge of the Other Company Indebtedness Guarantee that resulted in the creation of such guarantee of the notes.

     Designation of Restricted and Non-Restricted Subsidiaries. The indenture provides that, subject to the exceptions described below, from and after August 18, 1997, Fedders North America may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that either

          (A) the Subsidiary to be so designated has total assets of $1,000,000 or less; or

          (B) immediately before and after giving effect to such designation:

             (1) Fedders North America could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis;

             (2) no Default or Event of Default shall have occurred and be continuing;

             (3) all Investments made by Fedders North America or by a Restricted Subsidiary of Fedders North America in such Restricted Subsidiary which is being designated a Non-Restricted Subsidiary prior to or on the date such Restricted Subsidiary is being designated a Non-Restricted Subsidiary shall have been permitted pursuant to the "Limitation on Restricted Payments" covenant as if all of such Restricted Payments had been made on the day such Restricted Subsidiary is designated a Non-Restricted Subsidiary (to the extent not previously included as a Restricted Payment) in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of Fedders North America in good faith) of the Equity Interests of such Subsidiary held by Fedders North America and its Restricted Subsidiaries on such date or (ii) the amount of the Investments determined in accordance with GAAP made by Fedders North America and any of its Restricted Subsidiaries in such Restricted Subsidiary; and

             (4) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant.

     A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. Fedders North America may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions,

          (a) Fedders North America could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" on a Pro Forma Basis; and

          (b) no Default or Event of Default shall have occurred and be continuing.

     The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of Fedders North America stating that the Board of Directors has made such designation in accordance with the indenture, and Fedders North America is required to deliver to the trustee such resolution together with an officers' certificate certifying that the designation complies with the indenture. Such designation will be effective as of the date specified in the applicable resolution which may not be before the date the applicable officers' certificate is delivered to the trustee.

MERGER OR CONSOLIDATION

     The indenture provides that each of Fedders North America and Fedders Corporation shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless:

          (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of Fedders North America or Fedders Corporation, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the indenture and the notes;

          (c) immediately after such Disposition, no Default or Event of Default shall exist; and

          (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments resulting from the Disposition) equal to or greater than the Consolidated Net Worth of Fedders North America or Fedders Corporation, as the case may be, immediately preceding the Disposition, and (ii) be permitted immediately after the Disposition by the terms of the indenture to issue at least $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis.

     The limitations in the indenture on Fedders North America's ability to make a Disposition described in the preceding paragraph do not restrict Fedders North America's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the indenture as described herein. Prior to the consummation of any proposed Disposition, Fedders North America shall deliver to the trustee an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

     So long as the notes are outstanding, whether or not Fedders Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Fedders Corporation shall submit for filing with the SEC the annual reports, quarterly reports and other documents relating to Fedders Corporation and its Subsidiaries that Fedders Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) if Fedders Corporation were subject to such reporting requirements. Fedders Corporation will also provide to all holders of notes and file with the trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Securities Exchange Act of 1934.

     In addition, following the consummation of the exchange offer, whether or not required by the SEC, we will file a copy of all information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that an Event of Default is:

          (a) a default for 30 days in payment of interest on the notes;

          (b) a default in payment when due of principal or premium, if any, with respect to the notes;

          (c) failure by Fedders North America to comply with the provisions described under the captions "--Mandatory Offers to Purchase Notes--Change of Control," "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Incurrence of Indebtedness" or "--Merger or Consolidation";

          (d) the failure of Fedders North America to comply with any of its other agreements or covenants in, or provisions of, the indenture or the notes and the Default continues for the period, if applicable, and after the notice specified in the next paragraph;

          (e) a default by Fedders North America, Fedders Corporation or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Fedders North America or any Restricted Subsidiary (or the payment of which is guaranteed by Fedders North America or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if
     (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $2,500,000;

          (f) a failure by Fedders North America or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $2,500,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; and

          (g) certain events of bankruptcy or insolvency involving Fedders North America, Fedders Corporation or any Significant Subsidiary.

     In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of Fedders North America with the intention of avoiding payment of the premium that Fedders North America would have to pay pursuant to a redemption of notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately due and payable to the extent permitted by law.

     A Default or Event of Default under clause (d) is not an Event of Default under the indenture until the trustee or the holders of at least 25% in principal amount of the notes then outstanding notify Fedders North America of the Default and Fedders North America does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (g) of the next preceding paragraph will result in the notes automatically becoming due and payable without further action or notice.

     Upon the occurrence of an Event of Default, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable by notice in writing to Fedders North America and the trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable. The holders of a majority in principal amount of the notes then outstanding under the indenture, by notice to the trustee, may rescind any declaration of acceleration of such notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. Holders of the notes may not enforce the indenture, except as provided therein. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the trustee determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding may on behalf of all holders of such notes waive any existing Default or Event of Default under the indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, or interest on, such notes, which may only be waived with the consent of each holder of the notes affected.

     Upon any payment or distribution of assets of Fedders North America and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (g) above involving certain events of bankruptcy or insolvency of Fedders North America or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any holders of notes given the effective structural subordination of the notes to the obligations of the Subsidiaries of Fedders North America.

     Fedders North America is required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon an executive officer of Fedders North America becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES AND STOCKHOLDERS

     No officer, employee, director or stockholder of Fedders North America shall have any liability for any Obligations of Fedders North America under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation. Each holder of the notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the SEC is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     Fedders North America at any time may terminate all its obligations under the notes, Fedders Corporation's Guaranteed Obligations and the indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes).

     Fedders North America at any time may terminate:

          (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "--Certain Covenants" and certain other covenants in the indenture;

          (2) the operation of clauses (c), (d), (e), and (f) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein; and

          (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

     Fedders North America may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Fedders North America exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Fedders North America exercises its covenant defeasance option, payment of the notes shall not be accelerated because of an Event of Default specified in clauses (c), (d), (e) or (f) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of Fedders North America's failure to comply with clauses (c) and (d) under the "Merger or Consolidation" provisions described herein.

     To exercise either defeasance option with respect to the notes outstanding, Fedders North America must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations (as defined in the indenture) for the payment of principal of, premium, if any, and unpaid interest on the notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

     Holders of notes may transfer or exchange their notes in accordance with the indenture, but the registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture, in connection with any such transfer or exchange. Neither Fedders North America nor the registrar is required to issue, register the transfer of, or exchange (i) any note selected for redemption or tendered pursuant to an offer, or (ii) any note during the period between (a) the date the trustee receives notice of a redemption from Fedders North America and the date the notes to be redeemed are selected by the trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding under the indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture. Without the consent of any holder of notes, Fedders North America and the trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption by a successor corporation of Fedders North America's or Fedders Corporation's obligations to the holders of notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any holder of notes.

     Without the consent of each holder of notes affected, Fedders North America may not:

          (i) reduce the principal amount of notes whose holders must consent to an amendment to the indenture or a waiver under the indenture;

          (ii) reduce the rate on or change the interest payment time of the notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales") or the price at which Fedders North America is required to offer to purchase the notes;

          (iii) reduce the principal of or change the fixed maturity of the notes;

          (iv) make the notes payable in money other than stated in the notes;

          (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the notes, or rights of holders of the notes to receive payment of principal or interest; or

          (vi) waive any default in the payment of principal of, premium, if any, or unpaid interest on, and liquidated damages, if any, with respect to the notes.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, if it becomes a creditor of Fedders North America, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and has not been cured), the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the indenture, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes, unless such holders shall have offered to the trustee security and indemnity satisfactory to it.

CERTAIN DEFINITIONS

     Set forth below are certain of the defined terms used in the indenture. Reference is made to the indenture for the definition of all other terms used in the indenture.

     "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with Fedders North America, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause
(i) or (ii) above has a beneficial interest, and (iv) any corporation or other organization of which any such persons described above collectively owns 10% or more of the equity of such entity.

     "Asset Sale" means the sale, lease, conveyance or other disposition by Fedders North America or a Restricted Subsidiary of assets or property whether owned on August 18, 1997 or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with

          (i) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (ii) the sale of inventory in the ordinary course of business;

          (iii) a sale-leaseback of assets within one year following the acquisition of such assets;

          (iv) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property;

          (v) a transfer of assets by Fedders North America or a Restricted Subsidiary to Fedders North America or a Restricted Subsidiary;

          (vi) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "Designation of Restricted and Non-Restricted Subsidiaries" covenant;

          (vii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Fedders North America as permitted under "--Merger or Consolidation";

          (viii) the sale or disposition of obsolete equipment or other obsolete assets;

          (ix) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant; or

          (x) the exchange of assets for other non-cash assets that (a) are useful in the business of Fedders North America and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined in good faith by the Board of Directors or the board of directors of the Restricted Subsidiary which owns such assets).

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Directors" means Fedders North America's board of directors or any authorized committee of such board of directors.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any Preferred Stock.

     "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus

          (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus

          (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus

          (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs), plus

          (d) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus

          (e) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus

          (f) all dividend payments on Preferred Stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income;
provided, however, that, if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of (i) Cash Flow, divided by (ii) the sum of Consolidated Interest Expense (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock)) in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

     "Change of Control" means the occurrence of any of the following:

          (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), excluding the Existing Stockholders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of Fedders North America or of Fedders Corporation; or

          (ii) Fedders North America or Fedders Corporation consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Fedders North America or Fedders Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of Fedders North America or of Fedders Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where
     (A) the outstanding Voting Stock of Fedders North America or of Fedders Corporation is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by Fedders North America as a Restricted Payment under the indenture and
     (B)immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of
     1934), excluding the Existing Stockholders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

          (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Fedders North America or of Fedders Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Fedders North America was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Fedders North America or of Fedders Corporation then in office.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of Fedders North America's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Fedders North America to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Fedders North America and its Subsidiaries to another person may be uncertain.

     "Consolidated Interest Expense" means, for any given period and person, the aggregate of

          (i) the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); and

          (ii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Restricted Subsidiary) on any series of Preferred Stock of such person and its Restricted Subsidiaries payable to a party other than Fedders North America or a wholly owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, on a consolidated basis and in accordance with GAAP; provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

     "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

          (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (ii) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

          (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (iv) the cumulative effect of a change in accounting principles shall be excluded;

          (v) income or loss attributable to discontinued operations shall be excluded; and

          (vi) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

     "Consolidated Net Worth" means, with respect to any person at any date, the sum of

          (i) the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Disqualified Stock of such person and its Subsidiaries (Restricted Subsidiaries, in the case of Fedders North America), as determined on a consolidated basis in accordance with GAAP consistently applied and

          (ii) the amount of any Preferred Stock of such person not included in the stockholders' equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Stock.

     "Credit Agreement" means collectively, the Accounts Financing Agreement between Columbia Specialties, Inc. and Congress Financial Corporation dated December 23, 1992, and the Accounts Financing Agreement by and among Fedders North America, Inc., Emerson Quiet Kool Corporation and Congress Financial Corporation dated December 23, 1992, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements, covenant supplements and security documents), in each case as such agreements have been or may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder, and all Obligations with respect thereto, in each case, to the extent permitted by the "Limitation on Incurrence of Indebtedness" covenant or adding Subsidiaries of Fedders North America as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Indebtedness permitted under the indenture the principal amount of which is $20,000,000 or more and that has been designated by Fedders North America as Senior Indebtedness.

     "Disqualified Stock" with respect to any person means any Capital Stock or Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the notes, or any Capital Stock or Equity Interests in any Restricted Subsidiary of such person.

     "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests, and (ii) any other Indebtedness or Obligation).

     "Equity Offering" means a public or private offering by Fedders North America or Fedders Corporation for cash of Capital Stock or other Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than an offering of Disqualified Stock.

     "Existing Stockholders" means the officers and directors of each of Fedders North America and Fedders Corporation on August 18, 1997 and their respective Affiliates and family members and trusts for the benefit of any of the foregoing.

     "GAAP" means generally accepted accounting principles, consistently applied, as in effect in the United States from time to time. All financial and accounting determinations and calculations under the indenture will be made in accordance with GAAP.

     "Guarantor Senior Indebtedness" means, with respect to Fedders Corporation, Fedders Corporation's guarantee of Fedders North America's obligations under the Credit Agreement and any other Indebtedness of Fedders Corporation (other than as otherwise provided in this definition), whether outstanding on August 18, 1997 or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" will not include

          (i) Indebtedness evidenced by the guarantee;

          (ii) Indebtedness of Fedders Corporation that is subordinate or junior in right of payment to any other Indebtedness of Fedders Corporation;

          (iii) Indebtedness of Fedders Corporation which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to Fedders Corporation;

          (iv) Indebtedness which is represented by Disqualified Stock of Fedders Corporation;

          (v) any liability for foreign, federal, state, local or other taxes owed or owing by Fedders Corporation;

          (vi) Indebtedness of Fedders Corporation to a Subsidiary or any other Affiliate of Fedders Corporation or any of such Affiliate's subsidiaries;

          (vii) that portion of any Indebtedness which, when incurred, is issued in violation of the indenture; and

          (viii) trade payables owed or owing by Fedders Corporation.

     "Hedging Obligations" means, with respect to any person, the Obligations of such persons under

          (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

          (ii) foreign exchange contracts, currency swap agreements or similar agreements, and

          (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

     "Indebtedness" means, with respect to any person,

          (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition;

          (ii) Disqualified Stock of such person; or

          (iii) Preferred Stock issued by a Restricted Subsidiary of such person.

     "Investment" means any capital contribution to, or other debt or equity investment in, any Person. For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Fedders North America or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received by Fedders North America or any Restricted Subsidiary in respect of such Investment to the extent not included in Consolidated Net Income.

     "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

     "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by Fedders North America or any of its Restricted Subsidiaries in respect of such Asset Sale, net of

          (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the notes) and legal, accounting, management and advisory and investment banking fees and sales commissions);

          (ii) taxes paid or payable as a result thereof; and

          (iii) any portion of cash proceeds that Fedders North America determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Fedders North America or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date.

     "Non-Restricted Subsidiary" means any Subsidiary of Fedders North America other than a Restricted Subsidiary.

     "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

     "Other Permitted Indebtedness" means:

          (i) Indebtedness of Fedders North America and its Restricted Subsidiaries existing as of August 18, 1997 and all related Obligations as in effect on such date;

          (ii) Indebtedness of Fedders North America and its Restricted Subsidiaries in respect of bankers' acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

          (iii) Refinancing Indebtedness; provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, and
     (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted

     Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

          (iv) intercompany Indebtedness of and among Fedders North America and its wholly owned Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of Fedders North America not issued in compliance with the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant);

          (v) Indebtedness of any Non-Restricted Subsidiary created after August 18, 1997; provided that such Indebtedness is nonrecourse to Fedders North America and its Restricted Subsidiaries and Fedders North America and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

          (vi) Indebtedness of Fedders North America and its Restricted Subsidiaries under Hedging Obligations;

          (vii) Indebtedness of Fedders North America and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

          (viii) guarantees by a Restricted Subsidiary of Indebtedness of Fedders North America if the Indebtedness so guaranteed is permitted under the indenture and the notes are guaranteed by such Restricted Subsidiary to the extent required by the "Limitation on Guarantees of Company Indebtedness by Restricted Subsidiaries" covenant;

          (ix) Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

          (x) intercompany Indebtedness of Fedders North America to Fedders Corporation; provided such Indebtedness does not bear interest; and

          (xi) the 1997 notes.

     "Permitted Liens" means, with respect to Fedders North America and its Restricted Subsidiaries,

          (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (iii) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Fedders North America or any of its Restricted Subsidiaries incurred in the ordinary course of business;

          (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (vii) judgment and attachment Liens not giving rise to an Event of Default;

          (viii) leases or subleases granted to others not interfering in any material respect with the business of Fedders North America or any of its Restricted Subsidiaries;

          (ix) Liens securing Indebtedness under Hedging Obligations;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (xi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Fedders North America or its Restricted Subsidiaries in the ordinary course of business;

          (xii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xiii) Liens existing on August 18, 1997 and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

          (xiv) any Lien granted to the trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for the 1997 notes or any Senior Indebtedness permitted by the terms of the indenture;

          (xv) Liens securing Senior Indebtedness or Indebtedness of a Restricted Subsidiary if such Indebtedness is incurred pursuant to the Credit Agreement or is permitted to be incurred pursuant to the first sentence of the covenant "Limitation on Incurrence of Indebtedness;"

          (xvi) Liens securing Indebtedness of Fedders North America and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions, which Indebtedness is permitted under the "Limitation on Incurrence of Indebtedness" or "Sale and Leaseback Transactions" covenants;

          (xvii) Liens on property existing at the time of acquisition thereof by Fedders North America or a Restricted Subsidiary of Fedders North America; provided that such Liens were in existence prior to the contemplation of such acquisition; and

          (xviii) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets).

     "Preferred Stock" of any person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such person.

     "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant), giving pro forma effect to

          (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or

          (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP.

     Furthermore, in calculating the Cash Flow Coverage Ratio,

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;

          (2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Refinancing Indebtedness" means Indebtedness of Fedders North America and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund the notes or Indebtedness contemplated by clause (i) of the definition of Other Permitted Indebtedness or any Indebtedness issued to so extend, refinance, renew, replace, substitute for or refund such Indebtedness.

     "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include:

          (i) Investments in marketable securities and other negotiable instruments permitted by the indenture;

          (ii) Investments in Fedders North America; or

          (iii) Investments in any Restricted Subsidiary or in a person that becomes a Restricted Subsidiary as a result of such investment (provided that any Investment in a Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary is made for fair market value (as determined by the Board of Directors in good faith)); or

          (iv) Investments which existed on August 18, 1997.

The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

     "Restricted Subsidiary" means

          (i) any Subsidiary of Fedders North America existing on August 18, 1997; and

          (ii) any other Subsidiary of Fedders North America formed, acquired or existing after August 18, 1997 that is designated as a "Restricted Subsidiary" by Fedders North America pursuant to a resolution approved by a majority of the Board of Directors; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of Fedders North America that has been redesignated by Fedders North America pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

     "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with Fedders North America or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

     "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Fedders North America, whether outstanding on August 18, 1997 or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of Fedders North America under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Indebtedness" shall not include

          (i) any Indebtedness of Fedders North America to a Subsidiary of Fedders North America;

          (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Fedders North America or any Subsidiary of Fedders North America (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Stock;

          (v) any liability for federal, state, local or other taxes owed or owing by Fedders North America;

          (vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "Limitation on Incurrence of Indebtedness"; and

          (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Fedders North America.

     "Services Agreement" means the Services Agreement dated as of July 31, 1997 between Fedders North America and Fedders Corporation.

     "Significant Subsidiary" means any Restricted Subsidiary of Fedders North America that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Securities Exchange Act of 1934.

     "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (i) the then outstanding principal amount of such Indebtedness into

          (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY, DELIVERY AND FORM

     The new notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, which may change from time to time.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Initially, the trustee will act as paying agent and registrar. The new notes may be presented for registration of transfer and exchange at the offices of the registrar.

  DEPOSITARY PROCEDURES

     DTC has advised Fedders North America that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participants and/or Indirect Participants, and not on the records maintained by DTC.

     DTC has also advised Fedders North America that, pursuant to DTC's procedures,

     - upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the initial purchaser with portions of the principal amount of the Global Notes allocated by the initial purchaser to such Direct Participants, and

     - DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a

Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or otherwise to take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "--Transfers of Interests in Global Notes for Certificated Notes."

     Except as described in "--Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

     Under the terms of the indenture, Fedders North America, Fedders Corporation and the trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, neither Fedders North America, the trustee nor any agent of Fedders North America or the trustee has or will have any responsibility or liability for

     - any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Notes or

     - any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised Fedders North America that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, Fedders North America or Fedders Corporation. Neither Fedders North America, Fedders Corporation nor the trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and Fedders North America and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised Fedders North America that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Fedders North America, Fedders Corporation, the initial purchaser or the trustee will have any responsibility for the performance by

DTC or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and their book-entry systems has been obtained from sources that Fedders North America believes to be reliable, but Fedders North America takes no responsibility for the accuracy thereof.

  TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

     An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if

     - DTC (x) notifies Fedders North America that it is unwilling or unable to continue as depositary for the Global Notes and Fedders North America thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

     - Fedders North America, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes; or

     - there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, Fedders North America will notify the trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct Participants and Indirect Participants and the DTC identify as being the beneficial owner of the related notes.

     Beneficial interests in Global Notes held by any Direct Participant or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

     Neither Fedders North America, Fedders Corporation nor the trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of notes, and Fedders North America, Fedders Corporation and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Notes or DTC for all purposes.

  SAME DAY SETTLEMENT AND PAYMENT

     The indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, Fedders North America will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Fedders North America expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the sale of the old notes to the initial purchaser, pursuant to the purchase agreement, dated August 19, 1999, among Fedders North America, Fedders Corporation and the initial purchaser, the holders of the old notes became entitled to the benefits of the registration rights agreement, dated as of August 24, 1999, among Fedders North America, Fedders Corporation and the initial purchaser. Pursuant to the registration rights agreement, Fedders North America agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of this exchange offer registration statement, Fedders North America will offer to the holders of Transfer Restricted Securities (as defined below), pursuant to the exchange offer, who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for new notes. If

     - Fedders North America and Fedders Corporation are not required to file the exchange offer registration statement or not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

     - any holder of Transfer Restricted Securities notifies Fedders North America within 10 business days following consummation of the exchange offer that

          (A) it is prohibited by law or SEC policy from participating in the exchange offer, or

          (B) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales, or

          (C) it is a broker-dealer and owns notes acquired directly from Fedders North America or an Affiliate thereof,

Fedders North America and Fedders Corporation will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. Fedders North America and Fedders Corporation will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each note until

     - the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

     - the date on which such new note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which such new note is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under the registration rights agreement we have agreed:

          (i) to file the exchange offer registration statement with the SEC on or prior to 45 days after the closing date of the issuance of the old notes;

          (ii) to use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 150 days after the closing date of the issuance of the old notes;

          (iii) unless the exchange offer would not be permitted by applicable law or SEC policy, to commence the exchange offer and use our best efforts to issue on or prior to 30 business days after the effective date of the exchange offer registration statement, new notes (and the related guarantee) in exchange for all notes tendered prior thereto in the exchange offer; and

          (iv) if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 150 days after such obligation arises.

     If

          (a) Fedders North America and Fedders Corporation fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

          (b) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

          (c) Fedders North America and Fedders Corporation fail to consummate the exchange offer within 30 business days of the effective date of the exchange offer registration statement; or

          (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the registration rights agreement;

(each such event referred to in clauses (a) through (d) above being a "Registration Default"), then Fedders North America will pay liquidated damages to each holder of notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of old notes held by such holders. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 principal amount of old notes. All accrued liquidated damages will be paid by Fedders North America on each damages payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Holders of notes will be required to make certain representations to Fedders North America (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages, if any, set forth above.

     Payment of liquidated damages and specific performance are the sole remedies available to the holders of notes in the event that Fedders North America does not comply with the deadlines set forth in the registration rights agreement with respect to the conduct of the exchange offer or the registration of the notes for resale under a shelf registration statement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the old notes for the new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary applies only to a holder of a new note which acquired an old note at the initial offering from the initial purchaser for the original offering price thereof and which acquires the new note pursuant to the exchange offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the new notes. In addition, the discussion does not address any aspect of state, local or foreign taxation.

     The exchange of an old note for a new note pursuant to the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes issued in the exchange offer received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no United States federal income tax consequences to holders exchanging the old notes for the new notes issued in the exchange offer, and any exchanging holder of old notes will have the same tax basis and holding period in, and original issue discount income in respect of, the new notes issued in the exchange offer as such holder had in the old notes immediately prior to such exchange.

     PROSPECTIVE HOLDERS OF THE NOTES ISSUED IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES ISSUED IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale.

     We will receive no proceeds in connection with the exchange offer. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale or new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act.

     For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity and enforceability of the new notes will be passed upon for Fedders by Robert N. Edwards, Esq., Vice President and General Counsel of Fedders.

                                    EXPERTS

     The financial statements incorporated by reference in this registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Fedders is subject to the information requirements of the Securities Exchange Act and files reports and other information with the SEC. You can inspect and copy reports, proxy and information statements and other information filed by Fedders at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of this material from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can review this material through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), which is publicly available through the SEC's Web site (http://www.sec.gov). In addition, certain classes of securities of Fedders are listed on the New York Stock Exchange. You can inspect reports, proxy statements and other information concerning these securities at the public reference facilities of the NYSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the SEC are incorporated in this prospectus by reference:

     1. Fedders' annual report on Form 10-K for the fiscal year ended August 31, 1999.


     2. Fedders' quarterly report on Form 10-Q for the quarter ended November 30, 1999.



     3. Fedders' notice of annual meeting of stockholders and proxy statement dated November 26, 1999.


     All reports and other documents filed by Fedders with the SEC pursuant to
Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act after the date of this prospectus will be deemed to be incorporated herein by reference and to be a part of this prospectus on and from the filing of these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes this statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the documents incorporated by reference in this prospectus (other than exhibits to these documents unless such exhibits are specifically incorporated by reference into the documents). You should direct written or telephone request to the secretary of Fedders at its principal executive offices, which are located at 505 Martinsville Road, P.O. Box 813, Liberty Corner, New Jersey 07938; telephone number: (908) 604-8686; facsimile number: (908) 604-0715.

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                          [FEDDERS NORTH AMERICA LOGO]

                                  $50,000,000
                   9 3/8% SENIOR SUBORDINATED NOTES DUE 2007

                              --------------------

                                   PROSPECTUS
                              --------------------


                               FEBRUARY 22, 2000


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WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit is brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Article V of the By-laws of the Guarantor provides for indemnification by the Guarantor of its directors and officers to the fullest extent permitted by the DGCL. The Guarantor has purchased insurance on behalf of the present and former directors and officers of the Guarantor and its subsidiaries against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

EXHIBIT NO.                           DESCRIPTION
3.1           Restated Certificate of Incorporation of the Company dated
              November 18, 1997 filed as Exhibit (3)(i) to the Company's
              Annual Report on Form 10-K for 1997 and incorporated herein by reference.
3.2           By-Laws, amended through January 16, 1998, filed as Exhibit
              (3)(vii) to the Company's Annual Report on Form 10-K for
              1997 and incorporated herein by reference.
4.1*          Indenture, dated August 24, 1999, between Fedders North
              America, Inc., Fedders Corporation and State Street Bank and
              Trust Company, as Trustee.
4.2*          Form of Certificate of Senior Subordinated Note (included as
              Exhibit A to Exhibit 4.1)
4.3*          Registration Rights Agreement, dated August 24, 1999, by and among Fedders North America, Inc., Fedders Corporation and
              Donaldson, Lufkin & Jenrette Securities Corporation.
5.1*          Opinion of Robert N. Edwards, Esq., Vice President and
              General Counsel of Fedders.
10.1          Stock Option Plan II, filed as Exhibit 10.4 to the Company's
              Annual Report on Form 10-K for 1984 and incorporated herein by reference.

EXHIBIT NO.                           DESCRIPTION
10.2          Stock Option Plan III, filed as Exhibit 10(iv) to the
              Company's Annual Report on Form 10-K for 1985 and
              incorporated herein by reference.
10.3          Stock Option Plan IV, filed as Exhibit 10(iv) to the
              Company's Annual Report on Form 10-K for 1987 and
              incorporated herein by reference.
10.4          Stock Option Plan V, filed as Exhibit 10(v) to the Company's
              Annual Report on Form 10-K for 1988 and incorporated herein by reference.
10.5          Stock Option Plan VI, filed as Exhibit 10(vi) to the
              Company's Annual Report on Form 10-K for 1989 and
              incorporated herein by reference.
10.6          Stock Option Plan VII, filed as Exhibit 10(vi) to the
              Company's Annual Report on Form 10-K for 1990 and
              incorporated herein by reference.
10.7          Stock Option Plan VIII, filed as Annex F to the Company's
              Proxy Statement--Prospectus dated May 10, 1996 and
              incorporated herein by reference.
10.8          Employment Contract between the Company and Salvatore
              Giordano dated March 23, 1993 filed as Exhibit 10(viii) to the Company's Annual Report on Form 10-K 1993 and
              incorporated herein by reference.
10.9          Joint Venture Contract between Ningbo General Air
              Conditioner Factory and Fedders Investment Corporation for
              the establishment of Fedders Xinle Co. Ltd., dated July 31,
              1995 filed as Exhibit 10(viii) on the Form 10-K 1996 and
              incorporated herein by reference.
10.10         Employment Agreement between the Company and Sal Giordano,
              Jr. effective October 1, 1997, filed as Exhibit 10 to the
              Company's Quarterly Report on From 10-Q for the quarter
              ended November 30, 1997 and incorporated herein by
              reference.
21.1*         Subsidiaries of Fedders
23.1+         Consent of BDO Seidman, LLP.
24.1+         Powers of attorney (included on signature pages to the
              Registration Statement).
25.1*         Statement of Eligibility and Qualification on Form T-1 of
              State Street Bank and Trust Company as Trustee under the
              Indenture relating to the Company's 9 3/8% Senior
              Subordinated Notes due 2007.
99.1+         Form of Letter of Transmittal.
99.2+         Form of Notice of Guaranteed Delivery.
99.3+         Form of Letter to Brokers, Dealers, Commercial Bankers,
              Trust Companies and Other Nominees.
99.4+         Form of Letter to Clients.
99.5+         Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9


------------------------------
* Incorporated by reference from the Registration Statement (File No. 333-88599) filed on October 7, 1999.

+ Filed with this Amendment No. 4 to the Registration Statement.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Guarantor pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus in sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) The undersigned Registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) For purposes of determining any liability under the Securities Act of 1933:

          (1) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

          (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Liberty Corner, State of New Jersey, on February 22, 2000.


                                          FEDDERS NORTH AMERICA, INC.

                                          By /s/    ROBERT N. EDWARDS
                                            ------------------------------------
                                                     Robert N. Edwards
                                             Vice President and General Counsel


     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities shown on February 22, 2000.


               /s/ SALVATORE GIORDANO                  Chairman of the Board
-----------------------------------------------------
                 Salvatore Giordano

                /s/ SAL GIORDANO, JR.                  Vice Chairman and a Director
-----------------------------------------------------  (Principal Executive Officer)
                  Sal Giordano, Jr.

               /s/ WILLIAM J. BRENNAN                  Director
-----------------------------------------------------
                 William J. Brennan

                 /s/ DAVID C. CHANG                    Director
-----------------------------------------------------
                   David C. Chang

                 /s/ JOSEPH GIORDANO                   Director
-----------------------------------------------------
                   Joseph Giordano

                   /s/ C. A. KEEN                      Director
-----------------------------------------------------
                     C. A. Keen

                /s/ HOWARD S. MODLIN                   Director
-----------------------------------------------------
                  Howard S. Modlin

              /s/ CLARENCE RUSSEL MOLL                 Director
-----------------------------------------------------
                Clarence Russel Moll

                /s/ S. A. MUSCARNERA                   Director
-----------------------------------------------------
                  S. A. Muscarnera

                /s/ ANTHONY E. PULEO                   Director
-----------------------------------------------------
                  Anthony E. Puleo

                /s/ MICHAEL GIORDANO                   Chief Financial Officer
-----------------------------------------------------
                  Michael Giordano

                 /s/ THOMAS A. KROLL                   Controller
-----------------------------------------------------
                   Thomas A. Kroll

                                          By /s/    ROBERT N. EDWARDS
                                            ------------------------------------
                                                     Robert N. Edwards
                                                      Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Liberty Corner, State of New Jersey, on February 22, 2000.


                                          FEDDERS CORPORATION

                                          By /s/    ROBERT N. EDWARDS
                                            ------------------------------------
                                                     Robert N. Edwards
                                             Vice President and General Counsel


     Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities shown on February 22, 2000.


               /s/ SALVATORE GIORDANO                  Chairman of the Board
-----------------------------------------------------
                 Salvatore Giordano

                /s/ SAL GIORDANO, JR.                  Vice Chairman and a Director
-----------------------------------------------------  (Principal Executive Officer)
                  Sal Giordano, Jr.

               /s/ WILLIAM J. BRENNAN                  Director
-----------------------------------------------------
                 William J. Brennan

                 /s/ DAVID C. CHANG                    Director
-----------------------------------------------------
                   David C. Chang

                 /s/ JOSEPH GIORDANO                   Director
-----------------------------------------------------
                   Joseph Giordano

                   /s/ C. A. KEEN                      Director
-----------------------------------------------------
                     C. A. Keen

                /s/ HOWARD S. MODLIN                   Director
-----------------------------------------------------
                  Howard S. Modlin

              /s/ CLARENCE RUSSEL MOLL                 Director
-----------------------------------------------------
                Clarence Russel Moll

                /s/ S. A. MUSCARNERA                   Director
-----------------------------------------------------
                  S. A. Muscarnera

                /s/ ANTHONY E. PULEO                   Director
-----------------------------------------------------
                  Anthony E. Puleo

                /s/ MICHAEL GIORDANO                   Chief Financial Officer
-----------------------------------------------------
                  Michael Giordano

                 /s/ THOMAS A. KROLL                   Controller
-----------------------------------------------------
                   Thomas A. Kroll

                                          By /s/    ROBERT N. EDWARDS
                                            ------------------------------------
                                                     Robert N. Edwards
                                                      Attorney-in-fact

                                 EXHIBIT INDEX


                                                                            SEQUENTIALLY
                                                                              NUMBERED
EXHIBIT NO.                           DESCRIPTION                              PAGES
3.1           Restated Certificate of Incorporation of the Company dated
              November 18, 1997 filed as Exhibit (3)(i) to the Company's
              Annual Report on Form 10-K for 1997 and incorporated herein by reference.
3.2           By-Laws, amended through January 16, 1998, filed as Exhibit
              (3)(vii) to the Company's Annual Report on Form 10-K for
              1997 and incorporated herein by reference.
4.1*          Indenture, dated August 24, 1999, between Fedders North
              America, Inc., Fedders Corporation and State Street Bank and
              Trust Company, as Trustee.
4.2*          Form of Certificate of Senior Subordinated Note (included as
              Exhibit A to Exhibit 4.1)
4.3*          Registration Rights Agreement, dated August 24, 1999, by and among Fedders North America, Inc., Fedders Corporation and
              Donaldson, Lufkin & Jenrette Securities Corporation.
5.1*          Opinion of Robert N. Edwards, Esq., Vice President and
              General Counsel of Fedders.
10.1          Stock Option Plan II, filed as Exhibit 10.4 to the Company's
              Annual Report on Form 10-K for 1984 and incorporated herein by reference.
10.2          Stock Option Plan III, filed as Exhibit 10(iv) to the
              Company's Annual Report on Form 10-K for 1985 and
              incorporated herein by reference.
10.3          Stock Option Plan IV, filed as Exhibit 10(iv) to the
              Company's Annual Report on Form 10-K for 1987 and
              incorporated herein by reference.
10.4          Stock Option Plan V, filed as Exhibit 10(v) to the Company's
              Annual Report on Form 10-K for 1988 and incorporated herein by reference.
10.5          Stock Option Plan VI, filed as Exhibit 10(vi) to the
              Company's Annual Report on Form 10-K for 1989 and
              incorporated herein by reference.
10.6          Stock Option Plan VII, filed as Exhibit 10(vi) to the
              Company's Annual Report on Form 10-K for 1990 and
              incorporated herein by reference.
10.7          Stock Option Plan VIII, filed as Annex F to the Company's
              Proxy Statement--Prospectus dated May 10, 1996 and
              incorporated herein by reference.
10.8          Employment Contract between the Company and Salvatore
              Giordano dated March 23, 1993 filed as Exhibit 10(viii) to the Company's Annual Report on Form 10-K 1993 and
              incorporated herein by reference.
10.9          Joint Venture Contract between Ningbo General Air
              Conditioner Factory and Fedders Investment Corporation for
              the establishment of Fedders Xinle Co. Ltd., dated July 31,
              1995 filed as Exhibit 10(viii) on the Form 10-K 1996 and
              incorporated herein by reference.
10.10         Employment Agreement between the Company and Sal Giordano,
              Jr. effective October 1, 1997, filed as Exhibit 10 to the
              Company's Quarterly Report on From 10-Q for the quarter
              ended November 30, 1997 and incorporated herein by
              reference.
21.1*         Subsidiaries of Fedders
23.1+         Consent of BDO Seidman, LLP.
24.1+         Powers of attorney (included on signature pages to the
              Registration Statement).
25.1*         Statement of Eligibility and Qualification on Form T-1 of
              State Street Bank and Trust Company as Trustee under the
              Indenture relating to the Company's 9 3/8% Senior
              Subordinated Notes due 2007.
99.1+         Form of Letter of Transmittal.

                                                                            SEQUENTIALLY
                                                                              NUMBERED
EXHIBIT NO.                           DESCRIPTION                              PAGES
99.2+         Form of Notice of Guaranteed Delivery.
99.3+         Form of Letter to Brokers, Dealers, Commercial Bankers,
              Trust Companies and Other Nominees.
99.4+         Form of Letter to Clients.
99.5+         Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9


------------------------------
* Incorporated by reference from the Registration Statement (File No. 333-88599) filed on October 7, 1999.

+ Filed with this Amendment No. 4 to the Registration Statement.